Exhibit 10.1

ASSET PURCHASE AGREEMENT

By and Among

Plant Health Care, Inc., a Pennsylvania corporation,

Plant Health Care plc, incorporated and registered in England and Wales under the
Companies Act 1985

and

Eden Bioscience Corporation, a Washington corporation
and its subsidiaries

December 1, 2006

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of the 1st day of December, 2006 by and among Plant Health Care, Inc., a Pennsylvania corporation (the “Buyer”), Plant Health Care plc, incorporated and registered in England and Wales under the Companies Act 1985 (the “Guarantor”), Eden Bioscience Corporation, a Washington corporation (the “Company”), and each of Eden Bioscience Mexico, S. de R.L. de C.V. and Eden Bioscience Europe SARL (each of the foregoing and the Company, a “Seller” and collectively, the “Sellers”). Each of the Buyer, Guarantor and the Sellers are a “Party”, and collectively, the “Parties”.

WHEREAS, the Sellers, among other matters, are engaged in the business of the creation of plant health technology incorporating harpin proteins and the manufacture of biopesticide, plant health and nutrient products utilizing harpin protein technology for the agricultural and horticultural industries worldwide (the “Business”);

WHEREAS, the Buyer desires to purchase substantially all of the assets and other rights relating to the Business and assume certain liabilities relating to the Business, upon the terms and subject to the conditions set forth herein, which terms include Guarantor’s guarantee of the deferred portion of the closing purchase price payable to Sellers hereunder; and

WHEREAS, it is the intention of the Parties that the Sellers retain certain assets and other rights relating to the operation of the Company’s existing home and garden business, which the Company intends to continue to operate after the Closing of the transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer, Guarantor and each of the Sellers hereby agree as follows:

1.	PURCHASE AND SALE.

1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the assets (other than the Excluded Assets specified in Section 1.2) of the Sellers used in or relating to the Business existing as of the Closing Date (all of which assets are hereinafter referred to collectively as the “Acquired Assets”), that are specifically described as follows:

(a)    All of the Sellers’ title to, interest in and rights under the real estate leases (the “Real Property Leases”) described on Schedule1.1(a) hereto relating to the properties described therein and all buildings, plants and other structures and improvements thereon, and, to the extent covered by the Real Property Leases, any and all fixtures, machinery, installations, equipment and other property attached thereto or located thereon (the “Leased Real Property”);

(b)    Any and all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property used in or relating to the Business, including without limitation, those items as of September 13, 2006 described on Schedule1.1(b) hereto (subject to the provisions of Section 3.3 collectively, the “Equipment”);

(c)    All of the Sellers’ title to, interest in and rights under the leases of personal property described on Schedule1.1(c) hereto (the “Personal Property Leases”);

(d)    All of the Sellers’ inventories used in or relating to the Business, including raw materials, supplies, parts, work in process and finished goods as of June 30, 2006 described on Schedule 1.1(d) hereto (subject to the provisions of Section 3.3 collectively, the “Inventories”);

(e)    All of the Sellers’ rights under the contracts, customer purchase orders, the Wei Contract and agreements described on Schedule1.1(e) hereto, and all contracts entered into in the ordinary course of business prior to the Closing consistent with the Sellers’ obligations under Section 7 hereof (collectively, the “Assumed Contracts”);

(f)    All of the Sellers’ transferable rights under the licenses, permits and approvals, both governmental and private, described on Schedule1.1(f) hereto (collectively, the “Permits”);

(g)    All Intellectual Property owned by the Sellers that is used in conducting the Business, including without limitation the Intellectual Property described on Schedule1.1(g) hereto (collectively, the “Assigned Intellectual Property”); and

(h)    All of the Sellers’ documents and records relating to the Acquired Assets.

1.2.    Excluded Assets. Notwithstanding the foregoing, the Sellers are not selling and the Buyer is not purchasing, pursuant to this Agreement, and the term “Acquired Assets” shall not include, any of the following assets or rights of the Sellers (collectively, the “Excluded Assets”):

(a)    the consideration received or to be received by the Sellers pursuant to this Agreement;

(b)    the rights of the Sellers under this Agreement, the bill of sale, the assignment and assumption instruments, the Note, the Security Agreement, the Guaranty, the Supply Agreement and the Distributor Agreement (each as hereinafter defined);

(c)    Sellers’ tax assets, including without limitation, Seller’s right to refunds of taxes and other governmental charges of whatever nature;

(d)    Sellers’ financial records;

(e)    cash, bank accounts or similar cash and cash equivalents, accounts receivable, notes and investments;

(f)    all contracts other than the Assumed Contracts;

(g)    all minute books and stock records and corporate seals;

(h)    those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed on Schedule 1.2(h) hereto;

(i)    all rights in connection with and assets of the Employee Benefit Plans, except pursuant to the Assumed Contracts specified in Schedule 1.1(e) hereto;

(j)    all insurance policies and rights thereunder;

(k)    all personnel records and other records that Sellers are required by law to retain in its possession; and

(l)    the assets listed on Schedule 1.2(1) hereto.

2.    ASSUMPTION OF CERTAIN OBLIGATIONS.

2.1    Assumed Obligations. At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, all obligations and liabilities of any of the Sellers (the “Assumed Obligations”) arising out of the conduct of the Business from and after the Closing, except for Excluded Liabilities, including, without limitation, the following:

(a)    Any liabilities and obligations of Sellers arising under the Real Property Leases, Personal Property Leases and Assumed Contracts from and after the Closing;

(b)    Any liability and obligations relating to or arising out of any products sold, or services rendered by the Business from and after the Closing; and

(c)    Any liabilities arising out of any actual or alleged non-compliance with any Environmental Laws (as defined in Section 5.11) or for the clean-up or removal of, or for death or injury to person or property or other damages and expenses as a result of a Release (as defined in Section 5.11(a)(iii)), emission or discharge of any Hazardous Substances (as defined in Section 5.11(a)(ii)) arising out of or relating to the Buyer’s operation of the Business or the Buyer’s leasing, owning or operation of real property from and after the Closing.

2.2    Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, the Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of the Sellers not otherwise an Assumed Obligation, including without limitation the following unassumed liabilities and obligations (collectively, the “Excluded Liabilities”):

(a)    any liabilities or obligations for accounts payable or for Indebtedness of the Sellers;

(b)    any liabilities for Taxes relating to any period prior to the Closing;

(c)    any liabilities in connection with or relating to all actions, suits, claims, proceedings, demands, warranty claims, assessments and judgments, costs, losses, damages, deficiencies and expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorney and accountant fees and all amounts paid in investigation, defense or settlement of any of the foregoing, to the extent such liability arises out of injuries, actions, omissions, conditions or events that occurred or existed prior to the Closing in connection with the operation of the Business;

(d)    any liability arising in connection with the employment or termination of employment of any persons affiliated with any Seller prior to the Closing, including any workers’ compensation claims relating to events which transpired prior to the Closing, any employee grievances, any liabilities with respect to Employee Benefit Plans (as defined in Section 13), or arising as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that the Buyer shall assume all liabilities and obligations of the Company under the Wei Contract (as defined in Section 7.4); and

(e)    any liabilities arising out of any actual or alleged non-compliance with any Environmental Laws (as defined in Section 5.11) or for the clean-up or removal of, or for death or injury to person or property or other damages and expenses as a result of a Release (as defined in Section 5.11(a)(iii)), emission or discharge of any Hazardous Substances (as defined in Section 5.11(a)(ii)) arising out of or relating to the Seller’s operation of the Business or the Seller’s leasing, owning or operation of real property prior to the Closing.

3.    PURCHASE PRICE.

3.1    Estimated Purchase Price. At the Closing, Buyer shall pay an amount in cash of $1,500,000 (One Million Five-Hundred Thousand Dollars) and deliver to Buyer a promissory note (the “Note”) in the principal amount of $1,000,000 (One Million Dollars) in the form attached hereto as Exhibit A (the “Estimated Purchase Price”), subject to adjustment as provided for in Sections 3.2 and 3.3. Payments in cash shall be made by wire transfer of immediately available funds to an account of the Company designated thereby in writing and delivered to Buyer at least two Business Days prior to the Closing.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which banks in Pittsburgh, Pennsylvania are required to be closed for business.

3.2    At least three Business Days prior to the Closing, the Company and Buyer shall perform a count or confirmation of all Inventories and Equipment that will constitute part of the Acquired Assets as of the Closing Date (respectively, the “Estimated Equipment” and the “Estimated Inventory”). If (A) the recorded value of the Estimated Equipment is less than the recorded value of the Equipment set out on Schedule 1.1(b) (the dollar amount of such difference being the “Equipment Reduction Amount”) and/or (B) the recorded value of the Estimated Inventory is less than the recorded value of the Inventories set out on Schedule 1.1(d) (the dollar amount of such difference being the “Inventory Reduction Amount”), then, at the Closing, Buyer shall deduct from the Note portion of the Estimated Purchase Price (as provided in Section 3.3 below) the amount, if any, by which the Equipment Reduction Amount exceeds $25,000 and/or the amount, if any, by which the Inventory Reduction Amount exceeds $125,000.

3.3    Post-Closing Adjustment. Within 15 days after the Closing Date, Buyer shall prepare and deliver to the Company a schedule (the “Final Equipment and Inventory Schedule”) setting forth all Inventories and Equipment that remained from Schedule 3.2 as of the Closing Date (the “Final Equipment and Inventory”). The Final Equipment and Inventory Schedule shall, applying the formula set forth in Section 3.2 above, state the amount, if any, by which the Estimated Purchase Price is to be reduced by Buyer (the “Purchase Price Adjustment”). If no Final Equipment and Inventory Schedule is delivered to the Company within such period, the Estimated Equipment and Estimated Inventory schedules shall be final and binding on the Parties. The Company shall have a period of 15 days after its receipt of the Final Equipment and Inventory Schedule to dispute the amount of the Purchase Price Adjustment by delivering to Buyer a written notice of objection (an “Objection Notice”) setting forth a reasonably detailed explanation of the basis of the Company’s dispute. If no Objection Notice is delivered to Buyer within such period, the Final Equipment and Inventory Schedule delivered by Buyer to the Company shall be final and binding upon the parties. If an Objection Notice is delivered to Buyer within such period, the parties shall cooperate in good faith to resolve the Company’s dispute. In the event that Buyer and the Company are unable to resolve such dispute within 30 days after the date an Objection Notice was delivered to Buyer, then Buyer and the Company shall refer the issues in dispute to a nationally recognized firm of independent public accountants not then engaged by Buyer or any Seller mutually agreeable to the parties (the “Arbiter”). Buyer and the Company shall submit their positions on the dispute to the Arbiter within 30 days after appointment as such, and the Arbiter shall resolve the dispute within 20 days after such submission (the “Resolution Date”), and such resolution shall be final and binding upon the Parties. The fees and expenses of the Arbiter shall be paid one-half by Buyer and one-half by the Company. Upon final determination of the Purchase Price Adjustment, if any, the Estimated Purchase Price shall be adjusted in the manner set forth in Section 3.2 and this Section 3.3, which adjusted purchase price shall be the “Closing Purchase Price” for all other purposes under this Agreement. If the Closing Purchase Price is less than the Estimated Purchase Price, then Buyer shall deduct the difference (if any) from the principal and interest due and payable under the Note.

3.4    Allocation of Purchase Price. No later than 60 days following the Closing

Date, the Buyer shall submit to the Company its allocation of the Closing Purchase Price and the Assumed Liabilities among the Acquired Assets subject to approval of the Company (which approval shall not be unreasonably withheld) (the “Allocation”). The Allocation will be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. The Sellers and the Buyer shall comply with the applicable information requirements of Section 1060 of the Code and shall file all information and Tax returns (and any amendments thereto) in a manner consistent with the Allocation (including, without limitation, filing Form 8594 with their United Stated federal income tax return for the taxable year that includes he date of the Closing). If, contrary to the intent of the Buyer and the Sellers as expressed in this Section 3.4, any taxing authority makes or proposes an allocation different from that determined in accordance with the terms of this Section 3.4, the Buyer and the Sellers shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that after consultation with the Parties adversely affected by such allocation (or proposed allocation), the other Parties hereto may file such protective claims or returns as may reasonably be required to protect their interests.

4.    CLOSING.

4.1.    Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Buchanan Ingersoll & Rooney PC, One Oxford Centre, 20th Floor, 301 Grant Street, Pittsburgh, PA 15219 at 10:00 a.m. on a mutually acceptable date not more than four Business Days after the satisfaction of all conditions set forth in Sections 8 and 9 hereof, or at such other place or time as the Buyer and the Company may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the “Closing Date” and the Closing shall be deemed to have occurred as of 12:01 a.m. (Eastern Time) on the Closing Date.

4.2.    Transactions at Closing. At the Closing:

(a)    The Sellers shall duly execute and deliver to the Buyer such bills of sale, certificates of title or any other instruments of assignment and transfer with respect to the Acquired Assets as the Buyer may reasonably request and/or as may reasonably be necessary to vest in the Buyer valid and enforceable title to all of the Acquired Assets, in each case subject to no Encumbrance other than Permitted Encumbrances (as defined in Section 5.9).

(b)    The Buyer shall duly execute and deliver to the Sellers such instruments of assumption and other documents with respect to the Assumed Obligations as the Sellers may reasonably request and/or as may reasonably be necessary for Buyer to assume and agree to perform all obligations and liabilities of Sellers arising under the Assumed Obligations, including but not limited to posting on the Closing Date any letter of credit, security deposit or similar payments required to be paid by the tenant under the Real Property Leases in an amount or amounts not to exceed the amount or amounts previously posted by the Sellers under each such Real Property Lease.

(c)    Buyer shall pay to the Sellers the amount of cash set forth in Section 3.1 above by wire transfer of immediately available funds to such bank account of the Company as it may designate in writing prior to the Closing Date and deliver to Sellers the Note, accompanied by the executed Security Agreement (as defined in Section 9.6) and the Guaranty (as defined in Section 9.5) and any other instruments of Buyer and Guarantor as may be reasonably necessary to vest in the Company a valid and enforceable continuing security interest in the portion of the Acquired Assets constituting collateral under the Security Agreement and a valid and enforceable guaranty of all amounts payable under the Note.

4.3.    Required Consents. (a) If any of the Required Consents (as defined in Section 7.1.12) have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Acquired Asset as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), the Buyer may waive Buyer’s closing condition as to any such Required Consent and, if the Sellers’ waive the condition to closing set out in Section 9.11, either:

(i)    elect to have the Sellers continue its efforts to obtain the Required Consents; or

(ii)    elect to have the Sellers retain that Restricted Material Contract and all liabilities arising therefrom or relating thereto.

If, pursuant to this Section 4.3, the Buyer elects to have the Sellers continue their efforts to obtain any Required Consents and the Closing occurs, notwithstanding Sections 1 and 2 hereof, neither this Agreement nor any assignment and assumption agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the Parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain the Required Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Required Consents relating to any Restricted Material Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the Buyer of any and all rights of the Sellers against a third party thereunder). Once a Required Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Material Contract to the Buyer, and the Buyer shall assume the obligations under such Restricted Material Contract assigned to the Buyer from and after the date of assignment to the Buyer pursuant to a special-purpose assignment and assumption agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Buyer).

(b)    If there are any consents other than the Required Consents necessary for the assignment and transfer of any Acquired Assets to the Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, the Buyer shall elect at the Closing, in the case of each of the Acquired Assets as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

(i)    accept the assignment of such Restricted Nonmaterial Contract, in which case, as between the Buyer and the Sellers, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing to the Buyer under this Agreement; or

(ii)    reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 1 and 2 of this Agreement, (A) neither this Agreement nor any assignment and assumption agreement nor any other document related to the consummation of the Transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) the Sellers shall retain such Restricted Nonmaterial Contract and all liabilities arising therefrom or relating thereto.

4.4.    Proration.

(a)    Except as herein otherwise provided, on the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 day thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursement to lessors, deposits, royalties, local business and other license fees or taxes, interest charges, merchant’s association dues and other similar periodic charges payable with respect to the Acquired Assets or the Business shall be prorated between Buyer and Sellers effective as of the Closing Date.

(b)    Sellers shall pay rent under the Real Property Lease through the end of the calendar month in which the Closing Date occurs, and on the Closing Date, Buyer shall reimburse Seller for such rent accrued from the Closing Date through the end of the month as part of the post-Closing proration.

5.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS. As a material inducement to the Buyer and Guarantor to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers jointly and severally represent and warrant to the Buyer as follows, except as specifically contemplated by this Agreement, the Transaction Documents and/or the Distributor Agreement (as defined in Section 13) and except set forth in the Sellers’ disclosure schedules, which shall be arranged so as to correspond to the numbered representation that it modifies and which information so disclosed shall be deemed to modify the representation or warranty to which it corresponds or is cross-referenced only (each a “Schedule” and collectively, the “Schedules”):

5.1.    Organization of Seller; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Each Seller is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where any such failure would not reasonably be expected to have a Material Adverse Effect (as defined in Section 13). Each Seller has delivered or made available to the Buyer complete and correct copies of its Articles or Certificate of Incorporation, as the case may be, and By-Laws and all amendments thereto, and no amendments thereto are pending or under consideration by the Seller. Sellers are not in violation of any term of their Articles or Certificate of Incorporation. Each Seller has all requisite corporate power and corporate authority to own and hold the Acquired Assets owned or held by it, to carry on the Business as such business is now conducted and to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby or thereby (collectively, the “Transaction Documents”) to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents, except where any such failure would not reasonably be expected to have a Material Adverse Effect. Eden Bioscience Corporation of New York, Inc. and Eden Bioscience International, Inc., subsidiaries of the Company not named as Sellers, are shell corporations that owns no assets and conducts no business.

5.2.    Corporate Approval; Binding Effect. Each Seller has obtained all necessary authorizations and approvals from its Board of Directors required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. As of the Closing, each Seller shall have obtained all necessary authorizations and approvals from its shareholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents has been duly executed and, when delivered by Sellers in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

5.3.    Non-Contravention. The execution and delivery by Sellers of the Transaction Documents and, subject to receipt of required shareholder approvals, the consummation by the Sellers of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Articles or Certificate of Incorporation or By-Laws of any Seller, as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of Seller (including without limitation any of the Acquired Assets) pursuant to (i) any agreement or instrument to which any Seller is a party or by which any Seller or any of its properties (including without limitation any of the Acquired Assets) is bound or to which any Seller or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority binding on any Seller, except in the case of clause (b) for such violations, conflicts, defaults and Encumbrances as could not reasonably be expected to have a Material Adverse Effect.

5.4.    Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 5.4, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by any Seller of the Transaction Documents to which it is a party or for the consummation by any Seller of the transactions contemplated hereby or thereby, other than such as have been obtained or made. The Sellers have and maintain, and the Permits listed on Schedule 1.1(f) hereto include, all licenses, permits and other authorizations from all governmental authorities as are necessary for the conduct of the Business as it is now being conducted or in connection with the ownership or current use of the Acquired Assets, except for such licenses, permits and other authorizations the lack of which would not reasonably be expected to have a Material Adverse Effect. Except as expressly designated on Schedule 5.4, all of the Permits listed on Schedule 1.1(f) are transferable to the Buyer, and true and complete copies of the Permits listed on Schedule 1.1(f) have previously been delivered or made available to the Buyer.

5.5.    Financial Statements. The Company has delivered the following financial statements (the “Financial Statements”) to the Buyer: (i) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2004 and 2005 (the “Audited Balance Sheets”), and the related consolidated statements of operations and cash flows of the Company and its subsidiaries for the fiscal years then ended (together with the Audited Balance Sheets, collectively, the “Audited Financials”), and (ii) the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company and its subsidiaries for the period then ended (together with the Interim Balance Sheet, collectively, the “Interim Financials”). Each of the Financial Statements have been prepared in accordance with generally accepted accounting principles accepted in the United States (“GAAP”), consistently applied; during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of Interim Financials, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the Securities and Exchange Commission’s (“SEC”) rules and instructions for Reports on Form 10-Q). Each of the Audited Balance Sheets and the Interim Balance Sheets fairly presents the consolidated financial condition of the Company and its subsidiaries as of its respective date; and each of the statements of operations and cash flows included in the Audited Financials and the Interim Financials fairly presents the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods then ended (subject, in the case of Interim Financials, to normal recurring year-end adjustments).

5.6.    Absence of Certain Changes. Except as set forth on Schedule 5.6 or except as would not reasonably be expected to have a Material Adverse Effect, since the date of the Interim Financials each of the Sellers has carried on the Business only in the ordinary course (as defined in Section 13), and there has not been with respect to the Business: (a) any change in the assets, liabilities, sales, income or business of the Sellers, or in their relationships with suppliers, customers or lessors, other than changes in the ordinary course of business; (b) any acquisition or disposition by Sellers of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting, in the aggregate, the property or business of the Sellers; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Company’s capital stock; (e) any increase in the compensation, pension or other benefits payable or to become payable by the Sellers to any of their directors, officers, employees or consultants, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies ); (f) any forgiveness or cancellation of any debt or claim by the Sellers or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (g) any entry by the Sellers into any transaction other than in the ordinary course of business; (h) any incurrence by the Sellers of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as a guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (i) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Sellers, other than in the ordinary course of business; or (j) any discharge or satisfaction by the Sellers of any lien or encumbrance or payment by the Sellers of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Interim Balance Sheet and (B) current liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of the Business.

5.7.    Litigation. Except as set forth on Schedule 5.7 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of the Sellers, threatened, relating to or affecting any of the Acquired Assets or the Business, nor, to the knowledge of the Sellers, has any event occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit, proceeding or investigation. No action, suit, proceeding or investigation is pending or, to the knowledge of the Sellers, threatened, which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the knowledge of the Sellers, has any event occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit, proceeding or investigation.

5.8.    Conformity to Law. Except as set forth on Schedule 5.8 or except where any such noncompliance has been cured or would not reasonably be expected to have a Material Adverse Effect, the Sellers have complied with, and are in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all terms and provisions of all contracts, agreements and indentures of the Business to which any of the Sellers is a party, or by which the Business or any of the Acquired Assets is subject. Except as set forth in Schedule 5.8 hereto, the Sellers have not committed, been charged with, or, to the knowledge of the Sellers, are or have been under investigation with respect to, nor to the knowledge of Sellers does there exist, any violation of any provision of any federal, state or local law or administrative regulation which would reasonably be expected to have a Material Adverse Effect.

5.9.    Title to Acquired Assets. Except as set forth on Schedule 5.9, the Sellers have valid and enforceable title or interest in or to all of the Acquired Assets, and have the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party. Except for Permitted Encumbrances (as defined below), all of the Acquired Assets are free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, “Encumbrances”). Except as set forth on Schedule 5.9 and except for the Equipment and tangible personal property held by the Sellers under the Personal Property Leases, which Equipment and tangible personal property is in “as is, where is” condition, to Seller’s knowledge, all of the Acquired Assets are in good condition and repair (reasonable wear and tear excepted) and are reasonably adequate to carry on the Business on substantially the same basis as presently conducted; assuming however, that the Buyer provides the necessary managerial, administrative and accounting personnel and systems to oversee and administer operation of the Business. At and as of the Closing, the Sellers will convey the Acquired Assets to the Buyer by bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, valid and enforceable title or interest in or to all of the Acquired Assets, free and clear of all Encumbrances other than (a) those identified in Schedule 5.9 ; (b) those for Taxes and other governmental assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings; (c) any other Encumbrances which in the aggregate relate to claims totaling less than $5,000, do not materially detract from the value or transferability of the property or assets subject thereto or materially interfere with the present use and have no arisen other than in the ordinary course of business; and (d) rights, claims, interests, restrictions and agreements of or with the landlords under the Real Property Leases and of or with the lessors under the Personal Property Leases (“Permitted Encumbrances”).

5.10.    Leased Real Property.

(a)    Leased Real Property.

(i)    Leases. The copies of the leases of the Leased Real Property (collectively, the “Leases”) delivered by the Sellers to the Buyer and the information with respect to each of the Leases set forth in Schedule 1.1(a) is complete, accurate, true and correct in all material respects. With respect to each of the Leases, except as set forth on Schedule 1.1(a) or Schedule 5.10(a):

(A)    each of the Leases is in full force and effect and has not been modified, amended or altered, in writing or otherwise;

(B)    to the knowledge of Sellers, all obligations of the landlord or lessor under the Leases which have accrued have been performed, and, to the knowledge of the Sellers, no landlord or lessor is in default under any Lease;

(C)    all obligations of the tenant or lessee under the Leases have been performed, and the Sellers are not in default under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the Sellers;

(D)    the Sellers will use its reasonable efforts to obtain prior to the Closing the consent of each landlord or lessor under any Leases whose consent is required to the transfer of the Leased Real Property to the Buyer; and

(E)    the Buyer will as of the Closing comply with Section 4.2(b).

(ii)    Title and Description. The Sellers hold a valid and enforceable leasehold interest in the Leased Real Property pursuant to the Leases.

(iii)    Condition. Except as set forth on Schedule 5.10(a), to the Sellers’ knowledge, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in reasonably good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. Except as set forth on Schedule 5.10(a), to the Seller’s knowledge, none of the Leased Real Property is subject to special flood or mudslide hazards. All water, sewer, gas, electric, telephone, air conditioning, heating, drainage and other utilities required by law or necessary for the current operation of the Leased Real Property have been installed and are reasonably sufficient to service the Leased Real Property in accordance with Sellers’ prior practice.

(iv)    Compliance with Law; Government Approvals. The Sellers have received no notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Leased Real Property that has not been corrected or that will not be corrected prior to the Closing Date, and, to Sellers’ knowledge, no such violation now exists which would reasonably be expected to have a Material Adverse Effect.. All improvements constituting a part of the Leased Real Property are in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, and there are presently in effect all licenses, permits and authorizations required by law, ordinance or regulation, except where such noncompliance or failure to have in effect such license permit or authorization would not reasonably be expected to have a Material Adverse Effect. The Sellers have received no notice of any pending or threatened material real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Leased Real Property.

5.11.    Environmental Matters

(a)    Except as set forth on Schedule 5.11:

(i)    neither the Sellers, with respect to the Business, nor to the Sellers’ knowledge, any operator of any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (collectively, “Environmental Laws”);

(ii)    neither of the Sellers has, in connection with the Business, received notice from any third party, including without limitation any federal, state or local governmental authority, (A) that the Sellers or any predecessor in interest has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. § 6903(5), any hazardous substance as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde or polychlorinated biphenyls) regulated by any Environmental Laws (collectively, “Hazardous Substances”) which the Sellers or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Sellers or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that the Sellers or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise), legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Substances;

(iii)    (A) to the Seller’s knowledge, no portion of any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and to the Sellers’ knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by the Sellers or, to the Sellers’ knowledge, operators of any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) to the Seller’s knowledge, all real properties presently or formerly owned, leased or operated by the Sellers in connection with the Business are free from contamination of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties do not contain any Hazardous Substances, except in each case to the extent that the presence of Hazardous Substances on such properties does not violate any applicable Environmental Laws; (D) to the Sellers’ knowledge, there have been no Releases (which term, as used herein, shall include any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping, collectively, a “Release”) or threatened Releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business, except in accordance with applicable Environmental Laws; (E) to the Sellers’ knowledge, there have been no Releases of Hazardous Substances on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business which, through soil or groundwater contamination, may have come to be located on such real property except for Hazardous Substances whose presence on such real property does not violate any applicable Environmental Laws; and (F) in addition, to the Sellers’ knowledge, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Sellers’ knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(iv)    to Sellers’ knowledge, no real property presently or formerly owned, leased or operated by the Sellers in connection with the Business is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

(b)    Schedule 5.11 hereto sets out a list of all material documents, reports, site assessments, data, communications or other materials, in the possession of any Seller, which contain any information with respect to potential environmental liabilities associated with any real property presently or formerly owned, leased or operated by the Sellers and relating to compliance with Environmental Laws or the environmental condition of such properties. The Sellers have made available to the Buyer complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 5.11.

5.12.    Equipment. Schedule 1.1(b) hereto sets forth a complete and accurate list of all of the Equipment existing as of September 13, 2006. The Personal Property Leases listed on Schedule 1.1(c) hereto include all leases by the Sellers of all items of tangible personal property (other than Excluded Assets) reasonably necessary for operation of the Business as presently conducted. All Equipment and tangible personal property held by the Sellers under the Personal Property Leases will be transferred to the Buyer in substantially the same “as is, where is” condition existing as of the date hereof (additional ordinary wear and tear excepted).

5.13.    Inventories. Except as set forth on Schedule 5.13 and except for obsolete items and items below-standard quality, all of which have been written off or written down to net realizable value in the Audited Balance Sheets or the Interim Balance Sheet, all items included in the Inventories consist solely of, and the items included in the Inventories to be purchased by the Buyer hereunder will consist solely of, material and goods of a quality and quantity which are usable or saleable in the ordinary course of Business as currently conducted by Sellers. The Inventories are reasonably adequate for the present needs of the Business of Sellers, are fairly reflected on the books of account of the Sellers, stating items of Inventory at the lower of cost or market value in accordance with GAAP, consistently applied, with adequate allowance for excessive or obsolete inventories.

5.14.    Material Contracts. Schedule 5.14 sets forth a complete and accurate list of all material contracts with respect to or relating to the Business to which any Seller is a party or by which any Seller is bound or to which any Seller or any of the Acquired Assets is subject. As used in this Section 5.14, the word “contract” means and includes every agreement or understanding of any kind, written or oral, enforceable or not and specifically includes (a) contracts and other agreements for the provision of products or services by the Sellers; (b) contracts and other agreements for the sale of any of the Sellers’ assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Sellers’ assets or properties; (c) joint venture agreements relating to the Business or by or to which any of the Acquired Assets are affected or subject; and (d) any other contract or other agreement not made in the ordinary course of business. The Sellers have made available to the Buyer true, correct and complete copies of all such material contracts, together with all modifications and supplements thereto. Each of the Acquired Contracts is in full force and effect in accordance with its terms, the Sellers are not in breach of any of the material provisions of any such contract, nor, to the knowledge of any Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a material default thereunder. The Sellers have in performed all material obligations required to be performed by them to date under each Acquired Contract. Subject to obtaining any necessary consents of the other party or parties to any such Acquired Contract (the requirement of any such consent being reflected on Schedule 5.14) and except as set out in Schedule 5.14, no such contract (a) includes any provision the effect of which would be to materially enlarge or accelerate any obligations of the Buyer to be assumed thereunder or give material additional rights to any other party thereto or will materially adversely affect the Business as presently conducted by the Sellers, or (b) contains any material provision which would terminate or lapse by reason of the transactions contemplated by this Agreement.

5.15.    Intellectual Property.

(a)    Schedule 1.1(g) and Schedule 1.2(l) (Domain Names) hereto set forth a complete and accurate list of (i) all material patents, trademarks, trade names, domain names and copyrights used in the Business and registered in the name of the Sellers, and all applications therefor (collectively, the “Registered Intellectual Property”); (ii) Schedule 1.1(g) hereto sets out all material Intellectual Property which the Sellers are licensed or authorized by others to use in connection with the Business (the “Licensed Intellectual Property”); and (iii) Schedule 1.1(g) hereto sets out all material Intellectual Property used in the Business which the Sellers have licensed or authorized others to use (the “Licensor Intellectual Property”).

(b)    Except as set forth in Schedule 5.15(b) and except as would not have a Material Adverse Effect, the Sellers own or have the sole and exclusive right to use all Assigned Intellectual Property and have the right to use the Licensed Intellectual Property used in the ordinary course of the Business as presently conducted. Upon the consummation of the transactions contemplated by this Agreement, and subject to receipt of all consents required to assign to Buyer (i) all Assigned Intellectual Property and (ii) all licenses or other authorizations to use the Licensed Intellectual Property, Buyer shall have the right to use the Assigned Intellectual Property and Licensed Intellectual Property in the ordinary course of the Business as presently conducted. Sellers agree to cooperate in placing the Assigned Intellectual Property in the name of Buyer. No claims have been asserted against the Sellers, and to the knowledge of the Sellers no claims are pending, by any person that may affect the use of any Assigned Intellectual Property or Licensed Intellectual Property, or challenging or questioning the validity or effectiveness of any material license or agreement pertaining to the Assigned Intellectual Property, and, except as set forth in Schedule 5.15(b), to the knowledge of the Sellers, there is no basis for such claim. Except as set forth in Schedule 5.15(b), to the Sellers’ knowledge, the use by the Sellers of the Assigned Intellectual Property and the Licensed Intellectual Property in the ordinary course of the Business as currently conducted by the Sellers does not infringe on the rights of any person.

(c)    The Sellers have the legal right to grant licenses or sublicenses with respect to all the Licensor Intellectual Property that the Sellers have licensed or authorized others to use. All licenses or other agreements pursuant to which the Sellers have granted licenses or authorized others to use any Licensor Intellectual Property are, unless they have expired according to their terms, in full force and effect, and, to the knowledge of the Sellers, there is no default by any party thereto. To the Sellers’ knowledge, the licenses granted by the Sellers with respect to the Licensor of Intellectual Property do not infringe on the rights of any person.

(d)    Except as set forth in Schedule 5.15(d) and except as would not have a Material Adverse Effect, all of the Registered Intellectual Property that is Assigned Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 1.1(g), and has been maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such other jurisdiction.

(e)    Except as set forth in Schedule 5.15(e), the Sellers have taken commercially reasonable steps to establish and preserve their Intellectual Property Rights with respect to the Assigned Intellectual Property used in the operation of the Business as currently conducted by the Sellers. Except as set forth in Schedule 5.15(e), the Sellers have required all professional and technical employees employed in the Business, and other such employees and consultants having access to valuable nonpublic information of the Sellers, to execute agreements under which such employees or consultants are required to convey to the Sellers ownership of all inventions and developments conceived or created by them in the course of their employment or engagement with the Sellers and to maintain the confidentiality of all such information of the Sellers. Except as set forth in Schedule 5.15(e), the Sellers have not made such information available to any person other than employees or consultants of the Sellers, except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof.

5.16.    Suppliers and Customers. Schedule 5.16 hereto sets forth the ten (10) largest suppliers of the Business based on purchases by the Business, and the ten (10) largest customers of the Business based on sales by the Business, for the period ending on December 31, 2005. The relationships of the Sellers with such suppliers and customers are, to Sellers’ knowledge, good commercial working relationships and, except as set forth on Schedule 5.16, no supplier or customer of material importance to the Business has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Sellers or has during the last twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials for use in the Business or its usage or purchase of the services or products of the Sellers, except for normal cyclical changes related to such suppliers’ or customers’ businesses. Except as set forth on Schedule 5.16, no Seller has any knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with the Sellers or to decrease materially or limit its services, supplies or materials to the Sellers, or its usage or purchase of the Sellers’ services or products, and to the knowledge of the Sellers, the consummation of the transactions contemplated hereby would not reasonably be expected to materially adversely affect the post-Closing relationship of Buyer with any customer or supplier of the Sellers relating to the Business.

5.17.    Adequacy of Acquired Assets. The Acquired Assets are reasonably adequate to conduct the Business on substantially the same basis as currently conducted by the Sellers, assuming, however, that the Buyer provides the necessary managerial, administrative and accounting personnel and systems to oversee and administer the operation of the Business.

5.18.    No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Interim Balance Sheet, (b) incurred in the ordinary course of the Business after the date of the Interim Balance Sheet, or (c) described on any Schedule hereto, the Sellers are not subject to any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise in connection with the Business (including without limitation as guarantors or otherwise with respect to obligations of others), other than liabilities and obligations in connection with the Business that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP.

5.19.    Taxes. The Sellers have duly filed (or have obtained an extension of time within which to file) with the appropriate government agencies all of the income, sales, use, employment and other Tax returns and reports required to be filed by it. No waiver of any statute of limitations relating to Taxes has been executed or given by the Sellers. All Taxes, assessments, fees and other governmental charges upon the Sellers or upon any of its properties, assets, revenues, income and franchises which are owed by the Sellers with respect to any period ending on or before the Closing Date have or will be paid, other than those currently payable without penalty or interest, those being contested in good faith, or those the non-payment of which would not reasonably be expected to have a Material Adverse Effect. The Sellers have withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal Tax return of the Sellers is currently under audit by the IRS, and no other Tax return of the Sellers is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to Sellers’ knowledge, threatening to assert against the Sellers any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have Material Adverse Effect.

5.20.    Broker. None of the Sellers has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement, and neither of the Sellers has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

5.21    Accredited Investor. The Company is an accredited investor as that term is defined in Rule 501 under the Securities Act of 1933, as amended.

5.22    Disclosure. Subject to Section 5.23 below, no representation or warranty by any Seller in this Section 5 contains at the time made any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

5.23.    No Other Representations and Warranties.

(a)    Except for the representations and warranties of the Sellers contained in this Section 5, Sellers make no other representations and warranties, written or oral, statutory, express, or implied. Buyer and Guarantor acknowledge that except as expressly provided in this Agreement, Sellers have not made, and Sellers hereby expressly disclaim and negate, and the Buyer and Guarantor hereby expressly waive, any representation or warranty, express or implied, at common law, by statute, or otherwise relating to, and the Buyer and Guarantor hereby expressly waive and relinquish any and all rights, claims and causes of action against the Sellers and their representatives in connection with the accuracy, completeness or materiality of, any information, data or other information (written or oral) heretofore furnished to Buyer and Guarantor and each of their representatives by and on behalf of Sellers.

(b)    In connection with the Buyer’s investigation of the Business of the Sellers, the Buyer and Guarantor may have received or may receive from or on behalf of the Sellers certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. The Buyer and Guarantor each acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and the Buyer and Guarantor each is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Sellers make no representation or warranty with respect to such estimates, projections, forward looking statements and other forecasts and plans (including the reasonableness of the assumptions underling such estimates, projections and other forecasts and plans).

6.    REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GUARANTOR. As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer and Guarantor jointly and severally represent and warrant to each Seller as follows, except as specifically contemplated by this Agreement, the Transaction Documents and/or the Distributor Agreement:

6.1.    Organization of Buyer and Guarantor; Authority. The Buyer is a corporation duly organized, validly existing and presently subsisting under the laws of the state of Pennsylvania. Guarantor is a corporation duly incorporated and registered in England and Wales under the Companies Act 1985. Each of Buyer and Guarantor has delivered or made available to the Buyer complete and correct copies of its Articles or Certificate of Incorporation, as the case may be, and By-Laws and all amendments thereto, and no amendments thereto are pending or under consideration by the Buyer or Guarantor. Buyer and Guarantor are not in violation of any term of their Articles or Certificate of Incorporation. Buyer and Guarantor each has all requisite corporate power and corporate authority to own and hold all property owned or held by it, to carry on its business as such business is now conducted and to execute and deliver this Agreement and the Transaction Documents to which it is a party, including but not limited to the Note, the Security Agreement, the Guaranty and the Supply Agreement, and to carry out all actions required of it pursuant to the terms of the Transaction Documents, except where any such failure would not reasonably be expected to have a Material Adverse Effect.

6.2.    Corporate Approval; Binding Effect. The Buyer and Guarantor each has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Buyer or Guarantor is a party has been duly executed and delivered by the Buyer or Guarantor, as the case may be, and constitutes the legal, valid and binding obligation of each of the Buyer or Guarantor, enforceable against the Buyer or Guarantor in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

6.3.    Non-Contravention. The execution and delivery by each of the Buyer and Guarantor of the Transaction Documents to which it is a party and the consummation by the Buyer and Guarantor of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Buyer or Guarantor, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of the Buyer or Guarantor (including without limitation the Acquired Assets to be pledged as collateral under the Security Agreement) pursuant to (i) any agreement or instrument to which the Buyer or Guarantor is a party or by which the Buyer or Guarantor or any of its properties is bound or to which the Buyer or Guarantor or any of its properties is subject (including without limitation the Acquired Assets to be pledged as collateral under the Security Agreement), or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer or Guarantor is subject, except in the case of clause (b) for such violations, conflicts, defaults and Encumbrances as could not reasonably be expected to have a Material Adverse Effect.

6.4    Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by each of the Buyer and Guarantor of the Transaction Documents to which it is a party or for the consummation by the Buyer and Guarantor of the transactions contemplated hereby or thereby. The Buyer and Guarantor have and maintain all licenses, permits and other authorizations from all governmental authorities as are necessary for the conduct of their respective businesses or in connection with the ownership of their respective properties, except for such licenses, permits and authorizations as would not reasonably be expected to have a Material Adverse Effect.

6.5.    Financial Statements. The Guarantor has delivered the following financial statements (the “Buyer Financial Statements”) to the Company: (i) the audited consolidated balance sheets of the Guarantor and its subsidiaries as of December 31, 2005 (the “Buyer Audited Balance Sheet”), and the related consolidated statements of operations of the Guarantor and its subsidiaries for the fiscal year then ended (together with the Buyer Audited Balance Sheet, collectively, the “Buyer Audited Financials”), and (ii) the unaudited consolidated balance sheet of the Guarantor and its subsidiaries as of September 30, 2006 (the “Buyer Interim Balance Sheet”) and the related unaudited consolidated statements of operations of the Guarantor for the period then ended (together with the Buyer Interim Balance Sheet, collectively, the “Buyer Interim Financials”). Each of the Buyer Financial Statements has been prepared in accordance with generally accepted accounting principles accepted in the United Kingdom (“UK GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Buyer Financial Statements or the notes thereto, or (ii) in the case of Buyer Interim Financials, to the extent that they may not include footnotes). Each of the Buyer Audited Balance Sheet and the Buyer Interim Balance Sheet fairly presents the consolidated financial condition of the Guarantor and its subsidiaries as of its respective date; and each of the statements of operations included in the Buyer Audited Financials and the Buyer Interim Financials fairly presents the consolidated results of operations and cash flows of the Guarantor and its subsidiaries for the periods then ended (subject, in the case of Buyer Interim Financials, to normal recurring year-end adjustments).

6.6.    Absence of Certain Changes. Since the date of the Buyer Interim Financials, each of the Guarantor and Buyer has carried on its business in the ordinary course, and there has not been with respect to such business: (a) any change in the assets, liabilities, sales, income or business of the Guarantor or the Buyer, or in their respective relationships with suppliers, customer or lessors, other than changes which were in the ordinary course of business; (b) any acquisition or disposition by Guarantor or the Buyer of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, in the aggregate, the property or business of the Guarantor, the Buyer or their subsidiaries; (d) any declaration, setting aside or payment of any dividend or any other distribution in respect of the Guarantor’s capital stock; (e) any forgiveness or cancellation of any debt or claim by any of the Guarantor, the Buyer or their subsidiaries or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business;(f) any incurrence by any of the Guarantor, the Buyer or their subsidiaries of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as a guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business and the obligations contemplated by the Transaction Documents to which Guarantor or Buyer are a party; (i) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Guarantor, the Buyer or their subsidiaries, other than in the ordinary course of business; (j) any discharge or satisfaction by any of the Guarantor, the Buyer or their subsidiaries of any lien or encumbrance or payment by any of the Guarantor, the Buyer or their subsidiaries of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Buyer Interim Balance Sheet and (B) current liabilities incurred since the date of the Buyer Interim Balance Sheet in the ordinary course of business; or (h) any entry by Guarantor or the Buyer or any of their subsidiaries into any transaction other than in the ordinary course of business and which could reasonably be expected to have a Material Adverse Effect.

6.7.    Litigation. No action, suit, proceeding or investigation is pending or, to the knowledge of the Guarantor and Buyer, threatened, against Guarantor or Buyer in which an adverse decision could reasonably be expected to have a Material Adverse Effect, nor, to the knowledge of the Guarantor or Buyer, has any event occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit, proceeding or investigation.

6.8    Conformity to Law. Except where any such noncompliance has been cured or would not reasonably be expected to have a Material Adverse Effect, the Guarantor and the Buyer each has complied with, and is in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all terms and provisions of all contracts, agreements and indentures of its business to which either of the Guarantor or the Buyer is a party, or by which their respective businesses or their respective properties are subject. The Guarantor and Buyer have not committed, been charged with, or, to the knowledge of the Guarantor or Buyer, are or have been under investigation with respect to, nor to the knowledge of the Guarantor or Buyer does there exist, any violation of any provision of any federal, state or local law or administrative regulation which would reasonably be expected to have a Material Adverse Effect.

6.9.    No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Buyer Interim Balance Sheet, (b) incurred in the ordinary course of their respective businesses after the date of the Interim Balance Sheet, or (c) described on any Schedule hereto, the Guarantor and Buyer are not subject to any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise in connection with the their respective businesses (including without limitation as guarantors or otherwise with respect to obligations of others), other than liabilities and obligations in connection with such businesses that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with UK GAAP.

6.10.    Taxes. The Guarantor and Buyer each has duly filed (or has obtained an extension of time within which to file) with the appropriate government agencies all of the income, sales, use, employment and other Tax returns and reports required to be filed by it. No waiver of any statute of limitations relating to Taxes has been executed or given by the Guarantor or the Buyer. All Taxes, assessments, fees and other governmental charges upon the Guarantor or the Buyer or upon any of their respective properties, assets, revenues, income and franchises which are owed by the Guarantor and the Buyer with respect to any period ending on or before the Closing Date have or will be paid, other than those currently payable without penalty or interest, those being contested in good faith, or those the non-payment of which would not reasonably be expected to have a Material Adverse Effect. The Guarantor and the Buyer have withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal Tax return of the Guarantor or the Buyer is currently under audit by the IRS, and no other Tax return of the Guarantor or the Buyer is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to Guarantor’s or Buyer’s knowledge, threatening to assert against the Guarantor or Buyer any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have Material Adverse Effect.

6.11.    Broker. Neither the Buyer nor Guarantor has retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement, and the Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

6.12    Disclosure. Subject to Section 6.13 below, no representation or warranty by any of Guarantor or Buyer or their subsidiaries in this Section 6, contains at the time made any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

6.13    No Other Representations and Warranties.

(a)    Except for the representations and warranties of the Guarantor and Buyer contained in this Section 6 and in the Security Agreement and the Guaranty, Guarantor and Buyer make no other representations and warranties, written or oral, statutory, express, or implied, Sellers acknowledge that except as expressly provided in this Agreement, the Note, the Security Agreement, the Guaranty, and the Supply Agreement, Guarantor and Buyer has not made, and Guarantor and Buyer hereby expressly disclaim and negate, and the Sellers hereby expressly waive, any representation or warranty, express or implied, at common law, by statute, or otherwise relating to, and the Sellers hereby expressly waive and relinquish any and all rights, claims and causes of action against the Guarantor and Buyer and their representatives in connection with the accuracy, completeness or materiality of, any information, data or other information (written or oral) heretofore furnished to Sellers and each of their representatives by and on behalf of Guarantor and Buyer.

(b)    In connection with the Sellers’ investigation of the business of the Buyer and Guarantor, the Sellers may have received or may receive from or on behalf of the Buyer and Guarantor certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. The Sellers acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and the Sellers each is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Guarantor and Buyer make no representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts and plans).

7.    COVENANTS AND AGREEMENTS

7.1.    Conduct of Business by Sellers Pending Closing. Each Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing or except as contemplated by this Agreement, the Transaction Documents and/or the Distributor Agreement:

7.1.1    Full Access. The Sellers shall afford to the Buyer and its authorized representatives full access during normal business hours to all properties, assets, books, records, tax returns, financial information, contracts and documents of the Sellers and a full opportunity to make such reasonable investigations as they shall desire to make of the Sellers or with respect to the Acquired Assets, and the Sellers shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the Business and with respect to the Acquired Assets as the Buyer may reasonably request.

7.1.2.    Carry on in Regular Course. The Sellers shall maintain the Acquired Assets in their current state of repair and condition, excepting normal wear and tear or failure to replace consistent with Sellers’ past practice, and shall carry on the Business in the ordinary course and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

7.1.3.    No Dividends, Issuances, Repurchases, etc. The Sellers shall not declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution, directly or indirectly, in respect of any shares of their capital stock, or issue, purchase, redeem or acquire for value any shares of their capital stock, except for the issuance or acquisition of shares of Company common stock in connection with the exercise of Company stock options and warrants outstanding on the date of this Agreement.

7.1.4.    Contracts and Commitments. The Sellers shall not incur any Indebtedness other than in connection with purchases of capital assets not in violation of Section 7.1.5 under lines of credit existing prior to the date of this Agreement, enter into any contract or commitment or engage in any transaction with respect to the Business not in the ordinary course of business (other than this Agreement and the Transaction Documents and the transactions contemplated hereunder and thereunder), or for which disclosure would be required under Schedule 5.6 or 5.14.

7.1.5.    Purchase and Sale of Capital Assets. Other than pursuant to this Agreement, the Sellers shall not sell or otherwise dispose of any capital asset constituting part of the Acquired Assets.

7.1.6.    Insurance. The Company shall maintain with financially sound and reputable insurance companies, funds or underwriters adequate insurance for the Business of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are customary for similarly situated companies in the Company’s industry.

7.1.7.    Preservation of Business Relationships. The Sellers shall use their commercially reasonable efforts to preserve for the Buyer the present relationships of the Sellers’ suppliers, customers, independent contractors and others having business relations with the Sellers in the Business; provided however, that neither this Section 7.1.7 nor any other provision of this Agreement shall be deemed to require or obligate the Sellers to retain or keep available to the Buyer, or to prohibit or restrict the Sellers from terminating at any time, any key officers and other employees of the Sellers employed in the Business.

7.1.8.    No Default. The Sellers shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of the Sellers material to the Business, including without limitation any of the Real Property Leases, the Personal Property Leases, Permits or Assumed Contracts.

7.1.9.    Compliance with Laws. The Sellers shall comply in all material respects with all laws, regulations and orders material to the Business or the Acquired Assets, or as may be reasonably required for the valid and effective transfer of the Acquired Assets.

7.1.10.    Advice of Change. The Sellers will promptly advise the Buyer in writing of any Material Adverse Change.

7.1.11.    Exclusive Dealing. Prior to the Closing:

(a)    The Sellers shall not directly or indirectly, solicit, initiate, or encourage submission of proposals or offers from any persons relating to any liquidation, dissolution, recapitalization, sale of stock representing 50% or more of the combined voting power of the Company’s voting equity securities, merger, consolidation or acquisition of all or substantially all of the assets of the Company, or purchase of any equity interest in the Company representing 50% or more of the combined voting equity power of the voting securities of the Company, or any other similar transaction or business combination. Sellers shall cease immediately and cause to be terminated all contracts (other than confidentiality and nondisclosure agreements to which the Company is a party as of the date hereof (each, an “Existing NDA”)), negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof.

(b)    The Sellers shall not participate, directly or indirectly, in any negotiations regarding, or furnish to any other person, any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other person to do or seek any of the activities referred to in Section 7.1.11(a). Except to the extent prohibited by an Existing NDA, and the material terms and conditions thereof, should any Seller receive any proposal inquiry or contact about any of the activities referred to in Section 7.1.11(a), the Company shall by the close of the next Business Day following give oral or written notice thereof to Buyer and also promptly provide Buyer with the name of the person making such proposal, inquiry or contact.

(c)    Notwithstanding the foregoing or any other provision of this Agreement or the Transaction Documents, at any time prior to the date on which this Agreement is approved by the shareholders of the Company, in the event that the Board of Directors of the Company determines in good faith by a majority vote, based on the advice of its outside legal counsel, that there is a reasonable basis requiring the Company to consider a Favorable Third Party Offer (as defined below) to comply with its fiduciary duties, the Company may furnish non-public information with respect to the Company and its subsidiaries to the person who made the Favorable Third Party Offer pursuant to a confidentiality agreement and participate in discussions or negotiations with such person regarding the Favorable Third Party Offer. The Board of Directors of the Company may after the third Business Day following the Company’s written notice to Buyer that specifies the material terms and conditions of the Favorable Third Party Proposal, terminate this Agreement (and concurrently with such termination, if it so chooses, cause the Company to enter into any agreement with respect to the Favorable Third Party Proposal) and withdraw any recommendation to the shareholders of the Company to approve the transactions contemplated by this Agreement and the Transaction Documents.

(d)    As used in this Agreement, “Favorable Third Party Proposal” means a written proposal from a credible, bona fide third party relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or 50% or more of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the combined voting power of the Company’s voting equity securities, or any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or combined voting power of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, taking into account legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Board of Directors of the Company, to be more favorable to the shareholders of the Company than the transactions contemplated by this Agreement (taking into account any amendments to this Agreement proposed by the Buyer in response to the receipt by the Buyer of information about the proposal).

(e)    Nothing contained in this Section 7.1.11 shall (i) prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act; or (ii) prohibit or limit the Sellers from at any time engaging in the activities and transactions referred to in Section 7.1.11(a) in connection with the development and implementation of the Sellers’ post-Closing business plan (assuming completion of the sale of the Acquired Assets and Business to the Buyer), including but not limited to soliciting, initiating, encouraging submissions of proposals or offers for the sale, transfer, disposition, restructuring or similar transactions relating to the Company’s home and garden business and/or other Excluded Assets.

7.1.12.    Consents of Third Parties. The Sellers will employ their commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance reasonably satisfactory to the Buyer and the Buyer’s counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Personal Property Leases, Assumed Contracts, Licensed Intellectual Property, Real Property Leases and transferable Permits under which such transactions would constitute a material default, would accelerate material obligations of the Sellers or would permit cancellation of any such contract, including without limitation, the following consents (which consents listed in clauses (a), (b) and (c) being referred to herein as the “Required Consents”) (a) Cornell Research Foundation, Inc. with respect to the Exclusive License Agreement dated as of May 1, 1995 and subsequently amended (which such consent shall include a consent to the security interest contemplated under the Security Agreement, as defined below, to the extent required or unless waived by the Sellers), and (b) S/I North Creek I, LLC with respect to the lease with the Company dated May 29, 2001 (the “North Creek Lease”).

7.2.    Cooperation. The Parties will use their commercially reasonable efforts to cause the satisfaction of the conditions precedent contained herein.

7.3    Proxy Statement; Shareholder Approval.

(a)    As promptly as reasonably practicable following the date hereof, the Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Restated Articles of Incorporation and Bylaws, and in all cases subject to Section 7.1.11(c) above, (i) duly call, give notice of and hold a special meeting of the holders of the Company’s voting equity securities for the purpose of voting to approve the principal terms of the transactions contemplated hereby and adopt and approve this Agreement; (ii) recommend to the shareholders of the Company that they vote in favor of the matters described in the preceding clause (i); (iii) include in the proxy statement with respect to such meeting (the “Proxy Statement”) such recommendation; and (iv) take all reasonable and lawful action to solicit and obtain such vote in favor of the matters described in clause (i) above. The Proxy Statement will comply as to form in all material respects with the applicable provisions of Schedule 14A of the Securities Exchange Act of 1934, as amended.

(b)    The Company will use its commercially reasonably efforts, and the Buyer and Guarantor will use its commercially reasonable efforts to cooperate with it, to, as promptly as reasonably practicable following the date hereof, cause a preliminary Proxy

Statement to be filed with the SEC and, following clearance thereof by the SEC, cause a definitive Proxy Statement to be mailed to Company shareholders. Buyer and Guarantor shall each shall use its commercially reasonably efforts to promptly respond to requests from the Company to assist the Company in responding to SEC comments on information regarding the Buyer and the Guarantor required to be included in the Proxy Statement under applicable law or regulation.

(c)    The Buyer and the Guarantor shall provide to the Company such information for inclusion in the Proxy Statement regarding Buyer’s and Guarantor’s business, financial condition, operations and prospects as the Company and its counsel reasonably determines is required under applicable rules and regulations of the SEC. Any such information shall not contain any untrue statement of a material fact omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

(d)    Buyer shall promptly inform the Company if any of the information supplied by Buyer or Guarantor for inclusion in the Proxy Statement to be mailed to the shareholders of the Company in connection with the special meeting will, on the date the Proxy Statement (or any supplement or amendment thereto) is first mailed to Company shareholders or at the time of the special meeting, contain any untrue statement of a material fact omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

(e)    At or prior to the Closing, the Company shall deliver to Buyer a certificate of its Secretary setting forth the voting results from its shareholder meeting.

7.4    Employees. Buyer shall at the Closing assume the Change of Control Agreement between Dr. Zhongmin Wei and the Company dated August 16, 2000 (the “Wei Contract”) and all obligations thereunder, including but not limited to the obligations arising as a result of the Closing of the transactions contemplated hereby. Except with respect to Buyer’s assumption of the Wei Contract, Buyer shall not be obligated to offer employment to any of the employees of Sellers. Any offers of employment made to any employees of the Sellers (other than Dr. Wei) shall be subject to such hiring criteria as Buyer in its sole discretion may specify. Except with respect to Buyer’s assumption of the Wei Contract, no employee of the Sellers shall become an employee of Buyer automatically as a result of the Closing of the transaction contemplated hereby. Sellers shall be responsible for all costs, obligations and liabilities (including without limitation severance pay, accrued sick leave, accrued vacation pay and any notices or certificates required by COBRA and HIPAA) which may result from the termination by Sellers of the employment of any employees of Sellers as of the Closing that are not hired by Buyer; provided, however, that Buyer shall be responsible for all costs, obligations and liabilities arising in respect of Buyer’s assumption of the Wei Contract.

7.5    Compliance with Bulk Sales Law Requirements. Buyer hereby waives compliance with any applicable bulk sales transfer laws in connection with the consummation of the transactions contemplated by this Agreement, including the bulk transfer provisions of the Uniform Commercial Code, with indemnification from Seller against claims or liabilities arising from such noncompliance as provided in Section 11.2.

8.    CONDITIONS PRECEDENT TO BUYER’S AND GUARANTOR’S OBLIGATIONS. The obligation of the Buyer and Guarantor to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

8.1.    Representations and Warranties True at Closing. The representations and warranties made by the Sellers in Section 5 of this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date (except where such representation and warranty is made as of a specific date and except as contemplated by this Agreement).

8.2.    Compliance with Agreement. Each Seller shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3.    No Change. From the date of this Agreement through the date of the Closing there shall not have occurred any change or changes concerning the Business or the Acquired Assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

8.4.    Sellers’ Certificate. The Sellers shall have delivered to the Buyer in writing, at and as of the Closing, one or more certificates duly executed by each Seller, in form and substance reasonably satisfactory to the Buyer and the Buyer’s counsel, certifying that the conditions in each of Section 8.1, 8.2 and 8.3 have been satisfied and attaching copies of the certified resolutions of the Company’s Board of Directors approving the transactions contemplated hereby. Buyer shall have also received the certificate referenced in Section 7.3(e).

8.5.    Estimate of Equipment and Inventory. The Company and the Buyer shall have established the Estimated Equipment and Inventory required pursuant to Section 3.2.

8.6    Approvals. All corporate and other approvals of the Sellers in connection with the transactions contemplated by this Agreement shall have been obtained and shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

8.7.    No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.8    Board and Shareholder Approvals. The Company shall have obtained all necessary authorizations and approvals from its Board of Directors and its shareholders required for the completion of the transaction contemplated hereunder.

8.9    Required Consents. Sellers shall have obtained and delivered to the Buyer the Required Consents in writing.

8.10    Home and Garden License Agreement. The Company shall have executed and delivered the License and Supply Agreement in substantially the form attached hereto as Exhibit B (the “Supply Agreement”).

9.    CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS. The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Sellers):

9.1.    Representations and Warranties True at Closing. The representations and warranties made by the Buyer and Guarantor in Section 6 of this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date (except where such representations and warranty is made as of a specific date and except as contemplated by this Agreement).

9.2.    Compliance with Agreement. The Buyer and Guarantor each shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

9.3.    No Change. From the date of this Agreement through the date of the Closing there shall not have occurred any change or changes concerning the respective businesses of or properties owned by the Guarantor and the Buyer that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

9.4.    Closing Certificate. The Buyer and Guarantor each shall have delivered to the Company in writing, at and as of the Closing, a certificate duly executed by an officer of the Buyer or Guarantor, as the case may be, in form and substance reasonably satisfactory to the Company’s counsel, to the effect that the conditions in each of Sections 9.1, 9.2 and 9.3 have been satisfied.

9.5    Guaranty. The Guarantor shall have executed and delivered a guaranty with respect to the payments under the Note in favor of the Company in substantially the form attached hereto as Exhibit C.

9.6.    Security Agreement. The Buyer shall have executed and delivered the Security Agreement to secure payment under the Note, substantially the form attached hereto as Exhibit D, and all instruments contemplated thereby.

9.7.    Estimate of Equipment and Inventory. The Company and the Buyer shall have established the Estimated Equipment and Inventory required pursuant to Section 3.2.

9.8.    Supply Agreement. Buyer shall have executed and delivered the Supply Agreement to the Company.

9.9    Approvals. All corporate and other approvals of the Buyer and Guarantor in connection with the transactions contemplated by this Agreement and the Transaction Documents, including but not limited to, the Note, the Security Agreement, the Guaranty and the License Agreement, shall have been obtained and copies of the minutes or resolutions reflecting such approvals shall have been delivered to the Company.

9.10    Required Consents. Sellers shall have obtained the Required Consents in writing.

9.11    No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

9.12.    Shareholder Approval; Dissenters. The Company shall have obtained all necessary authorizations and approvals from its shareholders required for the completion of the transactions contemplated hereunder and the number of common shares for which asserting dissenters’ rights under Section 23B.13.210 of the Washington Business Corporation Act shall not exceed 20% of the total number of shares of company stock outstanding on the Closing Date.

10.    CERTAIN COVENANTS.

10.1.    Confidential Information. Any and all information disclosed by the Buyer or Guarantor to any Seller or by any Seller to the Buyer or Guarantor as a result of the negotiations leading to the execution of this Agreement that is to remain the confidential information of such party, or in furtherance thereof, which information was not already known to the Sellers, the Buyer or Guarantor, as the case may be, shall remain confidential to each Seller, the Buyer and the Guarantor and their respective employees, agents and investors until the Closing Date and, if the Closing occurs, in the Sellers’ case, from and after the Closing Date. If the Closing does not take place for any reason, each Seller, the Buyer and the Guarantor agrees to return (or certify that it has destroyed) all copies, summaries and excerpts of such information to the disclosing party, and agrees not to further divulge or disclose any such information at any time in the future unless it has otherwise become public or its disclosure is required by law. The information intended to be protected hereby is confidential or proprietary data of the Sellers, the Buyer and the Guarantor which shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Buyer, the Guarantor or any Seller, respectively.

10.2    Non-Competition. For a period of two (2) years after the Closing Date, Sellers shall not directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person that directly competes with the Buyer in the Business; provided however, that this covenant shall not prohibit, or be interpreted as prohibiting, Sellers from (i) selling home and garden products (A) directly to the general public; (B) to resellers or businesses that offer such products to retailers or to the general public; or (c) to businesses that incorporate such products into existing or new products to be sold to the general public; (ii) engaging in the development, testing, manufacture, sale and/or distribution of synthetic chemistry pesticides for and in the worldwide agricultural, horticultural and retail markets; or (iii) purchasing or otherwise acquiring up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

10.3    Non-Solicitation. For a period of two (2) years after the Closing Date, Sellers shall not, directly or indirectly:

(a)    solicit the business of any Person who is a customer of Buyer;

(b)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or materially and adversely interfere with its relationship with Buyer; or

(c)    hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or materially and adversely interfere with the relationship between Buyer and any of its employees or independent contractors;

provided, however, that the provisions of this Section 10.3 shall not apply to, limit or restrict, or in be interpreted to in any way apply to, limit or restrict the Sellers in their activities relating to or in connection with (a) the sale of home and garden products (A) directly to the general public; (B) to resellers or businesses that offer such products to retailers or to the general public; or (c) to businesses that incorporate such products into existing or new products to be sold to the general public ; and/or (ii) the development, testing, manufacture, sale and/or distribution of synthetic chemistry pesticides for and in the worldwide agricultural, horticultural and retail markets.

10.4    Covenants of Buyer and Guarantor. Until such time as all payment obligations under the Note are fully paid and satisfied:

(a)    Buyer and Guarantor each shall, at any reasonable time, and from time to time, on reasonable advance notice from the Company, permit the Company and its representatives to examine and make copies of and abstracts from Buyer’s and Guarantor’s records and books of account, to visit the properties of Buyer and the Guarantor, and to discuss the affairs, finances, and accounts of Buyer with any of the officers and directors of the Buyer or the Guarantor for the purpose of examining, inspecting and auditing the Collateral (as defined in the Security Agreement) and Buyer’s and Guarantor’s performance of their respective obligations under the Security Agreement, the Note and the Guaranty.

(b)    Guarantor shall keep adequate records and books of account in which complete entries will be made, in accordance with U.K GAAP, reflecting all financial transactions of Guarantor and its subsidiaries.

(c)    Buyer and Guarantor each shall pay and discharge before the same shall become delinquent all material Indebtedness, Taxes, and other material obligations for which Buyer or Guarantor is liable, or to which its income or property is subject, and all material claims for labor, materials, or supplies that, if unpaid, might become by law an Encumbrance upon assets of Buyer, except such Indebtedness, Taxes, claims and obligations contested in good faith by appropriate proceedings.

(d)    Buyer shall notify the Company in writing within five Business Days if (i) Buyer or Guarantor changes its name or identity in any manner, or (ii) Buyer or Guarantor changes the location of its principal place of business, or the jurisdiction in which it is organized.

(e)    Buyer and Guarantor each shall preserve and maintain its corporate existence, rights, franchises, and privileges in the jurisdiction of its organization and will qualify and remain qualified as a foreign organization in each jurisdiction where such qualification is necessary or advisable in view of the respective business and operations of the Buyer and the Guarantor, or the ownership of their respective properties, except where any such failure could not reasonably be expected to result in a Material Adverse Effect.

11.    INDEMNIFICATION.

11.1    Survival of Representations and Warranties.

The representations and warranties of the Sellers in Article 5 and the Buyer and Guarantor in Article 6 of this Agreement shall survive for a period of one year from the Closing Date or February 28, 2008, whichever is later. The covenants and agreements of the Parties contained in this Agreement shall survive for the applicable statute of limitation period.

11.2.    Indemnity by the Sellers. Each of the Company, individually, and the Company and the other Sellers, jointly but not severally, agree to indemnify and hold the Buyer and Guarantor harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, “Losses”), related to or arising out of:

(a)    any inaccuracy of any representation or warranty made by the Sellers in Article 5 hereof;

(b)    any failure by the Sellers to perform any covenant or agreement hereunder;

(c)    any claim or liability with respect to any of the Excluded Liabilities and any other liability of Sellers other than Assumed Obligations; and

(d)    any claim or liability arising with respect to Sellers’ failure to comply with the bulk sales laws of any jurisdiction in connection with transactions contemplated by this Agreement.

11.3.    Indemnity by the Buyer and Guarantor. The Buyer and Guarantor, jointly and severally, agree to indemnify and hold the Sellers harmless from and with respect to any and all Losses, related to or arising out of

(a)    any inaccuracy of any representation or warranty made by the Buyer and/or Guarantor in Article 6 hereof;

(b)    any failure by the Buyer or Guarantor to perform any covenant or agreement hereunder;

(c)    the conduct of the Business and the ownership and operation of the Acquired Assets after the Closing Date; and

(d)    any claim or liability with respect to any of the Assumed Obligations.

11.4.    Claims.

(a)    Notice. Any party seeking indemnification hereunder (the “Indemnified Party”) shall promptly notify the other party or parties hereto from whom such Indemnified Party is entitled to indemnification hereunder (the “Indemnifying Party”, which term shall include all Indemnifying Parties if there be more than one) of any action, suit, proceeding, demand or breach (a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

(b)    Third Party Claims. If such Claim relates to any, suit or proceeding instituted in any tribunal or governmental authority against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

(i)    the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii)    the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable; and

(iii)    such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

11.5.    Method and Manner of Paying Claims. In the event of any claims under this Section 11, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten days after the expiration of such period (subject to the set-off requirement in Section 11.7). Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party and shall be set off in accordance with Section 11.7 with respect to any amounts owed by the Seller.

11.6    Limitations on Indemnification.

(a)    The Sellers on the one hand and the Buyer and Guarantor on the other hand shall not be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 11 exceeds $50,000, whereupon the Indemnified Party shall be entitled to be paid the aggregate amount of all such Losses, (including all such Losses up to $50,000) subject to the limitations on maximum amount of recovery set forth in Section 11.6(b).

(b)    The aggregate Losses payable by an Indemnifying Party pursuant to this Section 11 with respect to all claims for indemnification shall not exceed One Million Dollars ($1,000,000).

11.7    Set-Off. Notwithstanding any provision to the contrary in this Section 11 or otherwise, any indemnification required to be paid by the Company and/or Sellers pursuant to this Section 11, shall be satisfied first by offset from amounts payable under the Note.

11.8    Sole and Exclusive Remedy. Except with respect to claims based on fraud in the inducement, the indemnification remedy set forth in this Section 11 shall provide the sole and exclusive remedy of the Sellers, the Buyer and Guarantor for breach or non-performance of any provision of, or any untrue representation or warranty in, this Agreement. The Parties acknowledge that separate remedies for breach or nonperformance of any provision of, or any untrue representation or warranty in, the Note, the Security Agreement, the Guaranty and the Supply Agreement shall be governed by the respective terms of such agreements.

12.    TERMINATION; ALTERNATIVE TRANSACTION.

(a)    This Agreement (other than the provisions of Section 10.1 and Sections 12 and 14 hereof) may be terminated at any time prior to the Closing:

(i)    by mutual written consent of all Parties to this Agreement;

(ii)    by either the Buyer and Guarantor on the one hand or the Company on the other hand, in writing, without liability to the terminating Party or Parties on account of such termination if, the Closing shall not have occurred on or before February 28, 2007 (the “Closing Deadline”); provided, however, that the right to terminate this Agreement under this Section 12(a)(ii) shall not be available to any party whose failure to comply with any material provision of this Agreement has been the cause of the failure to close. Notwithstanding the foregoing, the Closing Deadline automatically shall be extended for a period of up to 30 days if, in the good faith judgment of the Company’s board of directors, adjournment or postponement of a duly called special meeting of shareholders of the Company is necessary for the purpose of soliciting additional proxies to vote in favor of the Agreement;

(iii)    by the Company, pursuant to the provisions of Section 7.1.11(c);

(iv)    by either Buyer or the Company, if the approval of the shareholders of the Company required by Section 8.9 shall not have been obtained at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 12(a)(iv), the failure to obtain such shareholder approval shall have been caused by the action or failure to act of the party (or its subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

(v)    by either Buyer or the Company, if any permanent injunction or action by any governmental entity of competent jurisdiction preventing the consummation of transactions contemplated by this Agreement shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 12(a)(v) shall have used all commercially reasonable efforts to remove such injunction or overturn such action;

(vi)    by Buyer, if (A) there has been a breach of any representations or warranties (as of the time such representations or warranties were made) of the Company set forth herein the effect of which, individually or together with all other such breaches, constitutes a Material Adverse Effect, (B) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Buyer to the Company, or (C) the Board of Directors of the Company (x) withdraws or amends or modifies in a manner materially adverse to Buyer its recommendation or approval in respect of this Agreement, (y) makes a recommendation with respect to any transaction arising out of a Favorable Third Party Proposal (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such transaction, or (z) takes any action that is prohibited by Section 7.1.11(a);

(vii)    by the Company, if (A) there has been a breach of any representations or warranties (as of the time such representations or warranties were made) of the Buyer or the Guarantor set forth herein the effect of which, individually or together with all other such breaches, constitutes a Material Adverse Effect, (B) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Buyer or Guarantor, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Buyer or Guarantor;

(b)    In the event of termination of this Agreement pursuant to this Section 12, the transactions contemplated by this Agreement shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in Section 12(c).

(c)    If this Agreement shall have been terminated pursuant to Sections 12(a)(iii) or (vi)(C), then, in any of such cases, the Company shall pay to Buyer a termination fee equal to $100,000 as liquidated damages and not as a penalty. Any amounts payable under this Section 12(c) shall be paid in same day funds no later than two Business Days after a termination described in this Section.

13.    DEFINITIONS. As used in this Agreement, the following terms not otherwise defined have the following respective meanings:

“Affiliate”: As applied to any Person, any Person controlling, controlled by or under common control with such Person.

“Distributor Agreement”: The Independent Distributor Agreement between the Company and the Buyer dated as of the date hereof, including any amendments thereto.

“Employee Benefit Plans”: Any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company.

“Indebtedness”: As applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including without limitation (a) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of a lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, and (f) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property”: Any or all of the following: (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (vii) all embodiments of the foregoing in any form and embodied in any media.

“Intellectual Property Rights”: Any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures; (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (vi) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor; (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Intellectual Property Rights”: Patents, trademarks, trade names, domain names, copyrights, trade secrets, technology, know-how, processes and all other intellectual property rights whether registered or unregistered.

“IRS”: The United States Internal Revenue Service.

“Material Adverse Effect.” As to the Sellers, a material adverse effect on the condition (financial or otherwise), operations or business of the Company or assets of the Business or the ability of the Sellers to perform their obligations under the Transaction Documents. As to the Buyer or Guarantor, a material adverse effect on the condition (financial or otherwise), operations or business of the Buyer or assets of the Buyer or Guarantor, as the case may be, or the ability of Buyer or Guarantor to perform its obligations under the Transaction Documents.

“Ordinary course of business” or “ordinary course” or any similar phrase shall mean the usual, regular and ordinary course of such Party’s normal operations in substantially the same mater as heretofore conducted.

“Person”: A corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Tax” or “Taxes”: Any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers’ compensation or other similar tax, duty, fee, assessment or other governmental charge (including all interest and penalties thereon and additions thereto).

14.    GENERAL.

14.1.    Expenses. Buyer shall bear and pay any and all sales, use, business and occupation, real estate excise and similar transfer taxes, including, without limitation, those provided for in Revised Code of Washington Chapters 82.04, 82.08 82.12 and 82.45,

arising out of the transfer of the Acquired Assets to Buyer pursuant hereto (the “Buyer Transfer Taxes”). Buyer and Seller shall use commercially reasonable efforts to cooperate with each other with respect to delivery of certificates and other documents reasonably necessary to perfect any exemptions from such taxes as may be available in the reasonable opinion of Buyer. To the extent any Tax authority provides notice of an audit of the Buyer Transfer Taxes, Buyer shall promptly assume responsibility for such audit and shall bear and pay any assessment of additional Buyer Transfer Taxes, plus interest and penalties determined to be due thereon. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys’, accountants’ and outside advisers’ fees and disbursements, shall be borne by the party incurring such expenses.

14.2.    Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally; when transmitted, if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery by recognized overnight delivery service; and upon receipt, by certified or registered mail, return receipt requested. In each case such notice shall be sent to:

If to the Sellers or either of them, to:

Eden Bioscience Corporation 11816 North Creek Pkway. N. Bothell, WA 98011 Attention: Rhett R. Atkins and Bradley S Powell Fax: (425) 806-7400 Email: atkinsr@edenbio.com; powellb@edenbio.com with a copy sent contemporaneously to:

Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101 Attention: Andrew B. Moore Fax: (206)359-9649 Email: amoore@perkinscoie.com

If to the Buyer, to:

Plant Health Care, Inc. 440 William Pitt Way Pittsburgh, PA 15238 Attention: John A. Brady Fax: 412-826-5445 Email: jabrady@planthealthcare.com

If to the Guarantor, to:

Plant Health Care plc 440 William Pitt Way Pittsburgh, PA 15238 Attention: John A. Brady Fax: 412-826-5445 Email: jabrady@planthealthcare.com with a copy sent contemporaneously to:

Buchanan Ingersoll & Rooney PC One Oxford Centre, 20th Floor 301 Grant Street Pittsburgh, PA 15219 Attention: Jeremiah G. Garvey Fax: 412-562-1041 Email: jeremiah.garvey@bipc.com or such other place and with such other copies as any party may designate as to itself by written notice to the others.

14.3.    Entire Agreement. This Agreement together with the Transaction Documents and the Schedules contains the entire understanding of the parties, supersede all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

14.4.    Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Delaware. Each party hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought and adjudicated in the federal or the state courts of Delaware situated in New Castle County, (b) submits to the jurisdiction of any such court for the purposes of any such suit and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, any claim that it, he or she is not subject to the jurisdiction of the above courts, that such suit is brought in an inconvenient forum or that the venue of such suit is improper.

14.5.    Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

14.6.    Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto.

14.7.    Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

14.8.    Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

14.9.    Tax Treatment. The Buyer, the Guarantor and the Sellers shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any foreign, federal, state or local tax, including without limitation with respect to calculation of gain, loss and basis with reference to the Allocation determined in accordance with Section 3.4 hereof.

14.10.    No Implied Rights or Remedies. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Sellers, the Guarantor and the Buyer and their successors and permitted assigns, any rights, remedies or claims under or by reason of this Agreement and this Agreement shall not be interpreted or enforced as a third party beneficiary contract.

14.11.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.12.    Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other parties hereto (which consent shall not be unreasonably withheld). Nothing contained in this Section 14.12 shall prevent any party from making such disclosures as such party may consider reasonably necessary to satisfy such party’s legal or contractual obligations, or to comply with the requirements of applicable laws and regulations (in which case the party so obligated to make such disclosure shall advise the other parties in advance).

14.13.    Business Records. The Sellers acknowledge that business records of the Sellers relating to the operations of the Business prior to the Closing will not be conveyed to the Buyer as part of the Acquired Assets, and that the Buyer may from time to time require access to or copies of such records in connection with claims arising with respect to operations of the Business prior to the Closing, and the Seller agrees that upon reasonable prior notice from the Buyer, it will, during normal business hours, provide the Buyer with either access to or, at the Company’s option, copies of such records for such purposes. The Buyer agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above. The Seller agrees that it will not within three (3) years after the Closing Date destroy any business records prepared prior to the Closing without first notifying the Buyer and affording it the opportunity to remove or copy them. For purposes of the preceding sentence, any notice from the Seller delivered in accordance with Section 14.2 shall be deemed to be adequate notice if not responded to in writing by the Buyer within five (5) Business Days.

14.14.    Knowledge. Whenever the phrase “to the knowledge of the Sellers” or another similar qualification is used herein, the relevant knowledge shall refer to the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Scientific Officer, after reasonable investigation. Whenever the phrase “to the knowledge of the Buyer and Guarantor” or another similar qualification is used herein, the relevant knowledge shall refer to the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of each of the Buyer and the Guarantor, after reasonable investigation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

PLANT HEALTH CARE, INC.

By: /s/ John A. Brady John A. Brady Chief Executive Officer

PLANT HEALTH CARE plc

By: /s/ John A. Brady Name: John A. Brady
Title: CEO

EDEN BIOSCIENCE CORPORATION

By: /s /Bradley S. Powell
Name: Bradley S. Powell
Title: CFO

EDEN BIOSCIENCE MEXICO, S. de R.L. de C.V.

By: /s/ Bradley S. Powell
Name: Bradley S. Powell
Title: Director

EDEN BIOSCIENCE EUROPE SARL

By: /s/ Bradley S. Powell
Name: Bradley S. Powell
Title: Gerant

Exhibit A

Secured Promissory Note

FORM OF SECURED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (i) A REGISTRATION STATEMENT WITH RESPECT HERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (ii) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAW ARE AVAILABLE.

SECURED PROMISSORY NOTE

$1,000,000.00	__________ ____, 200__

1.    FOR VALUE RECEIVED and intending to be legally bound hereby, the undersigned, Plant Health Care, Inc., a Pennsylvania corporation (the “Maker”), having its principal office at 440 William Pitt Way, Pittsburgh, PA 15238, hereby promises to pay to the order of Eden Bioscience Corporation, a Washington corporation, or its successors or assigns (“Payee”), in immediately available funds at its principal office located at 11816 North Creek Parkway N., Bothell, WA 98011, or at such other location as the Payee may from time to time designate, the principal sum of One Million Dollars ($1,000,000.00) plus simple interest at the rate of 5% per annum based on a 365-day year, on the dates and in the manner set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement between Maker and Payee dated as of the date hereof (the “Purchase Agreement”).

2.    The balance of principal and interest shall be due and payable on the last Business Day of December 2007 (the “Maturity Date”). The amount due at the Maturity Date may be prepaid (without reduction of interest payable through the Maturity Date), and shall be prepaid in accordance with Section 7 hereof.

3.    In accord with Section 9.4 of the Purchase Agreement, Plant Health Care plc, the ultimate parent company of Maker, shall fully and unconditionally guaranty the obligations of Maker under this Note.

4.    Pursuant to Section 11.7 of the Purchase Agreement, Maker shall have the right to setoff the amount of any claim Maker has against the Payee or any Affiliate of Payee pursuant to the Purchase Agreement against any amount Maker owes Payee under this Note (inclusive of principal and interest accruing thereon), all on the terms and conditions set forth in Section 11 of the Purchase Agreement.

5.    The occurrence of any one or more of the following events shall constitute an Event of Default under this Note: (i) the failure to pay principal of or interest on this Note as and when due; (ii) a proceeding being filed or commenced against the Maker for dissolution or liquidation, or the Maker voluntarily or involuntarily terminating or dissolving or being terminated or dissolved; (iii) the insolvency of, the appointment of a custodian, trustee, liquidator or receiver for any of the property of, an assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law, or for any readjustment of indebtedness, composition or extension by or against, the Maker, and any such proceeding shall remain undismissed or unstayed and in effect for a period of 30 consecutive days or more; or (iv) the breach in any material respect of any of the representations, warranties, covenants or agreements set forth in the Purchase Agreement or this Note on the part of the Maker, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Payee to the Maker.

6.    The Maker agrees that if an Event of Default occurs under this Note, then the unpaid principal balance of and interest on this Note shall immediately become due and payable, without notice or demand. From and after occurrence and during the continuance of an Event of Default, the principal balance of this Note shall bear interest at the rate of twelve percent (12%) per annum, compounded monthly. If an Event of Default occurs, the Maker agrees to pay to the Payee all expenses incurred by the Payee, including reasonable attorneys’ fees, in enforcing and collecting this Note.

7.    The obligations of the Maker under this Note are secured by Maker’s right, title and interest in certain of the Acquired Assets under the Purchase Agreement, as set forth in the Security Agreement between Maker and Holder of even date herewith. The Security Agreement provides for a security interest in the Equipment, among other items of collateral. Payee consents to the sale of any such Equipment in a bona fide third party sale to a party or parties unaffiliated with Maker, provided that in connection with any such sale of Equipment, Maker shall pay to Holder within five (5) Business Days after the closing of the sale of any such Equipment, an amount of cash equal to 75% of the value of the consideration received or to be received by Maker in connection with such sale. Any amounts received by Maker from the buyer of such Equipment shall be held by Maker in trust for the benefit of Payee until such amount is paid in full.

8.    Failure of the Payee hereof to assert any right contained herein will not be deemed to be a waiver thereof.

9.    This Note is negotiable and may be assigned or otherwise transferred by Payee in accordance with applicable securities laws. Upon any such transfer, Payee shall notify Maker forthwith of such transfer. Until Maker receives written notification of such transfer, Maker shall be entitled to pay Payee and shall be entitled to credit for any such payments to Payee. This Note may not under any circumstances be assigned or otherwise transferred by Maker without the prior written consent of Payee.

10.    In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

11.    The Maker hereby forever waives presentment, presentment for payment, demand, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note. The Maker further agrees to indemnify and hold harmless the Payee from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which the Payee may incur by reason of the Maker’s failure promptly to pay when due the indebtedness evidenced by this Note.

12.    The Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving any effect to principles of conflicts of law, and shall be binding upon the successors and permitted assigns of the Maker and shall inure to the benefit of the successors and permitted assigns of the Payee.

13.    Statutory Notice. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW (IF AND TO THE EXTENT APPLICABLE).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be duly executed and delivered on the day and year first above written.

PLANT HEALTH CARE, INC., a Pennsylvania corporation

By: Name: John A. Brady Title: Chief Executive Officer

Exhibit B

Supply Agreement

FORM OF
LICENSE AND SUPPLY AGREEMENT

This Agreement (the “Agreement”) is entered into by and between Plant Health Care, Inc., a Pennsylvania corporation having offices at 440 William Pitt Way, Pittsburgh PA, 15238 (“PHC”), and Eden Bioscience Corporation, a Washington corporation having offices at 11816 North Creek Parkway N., Bothell, WA 98011 (“Eden”) as of   , 200  (the “Effective Date”).

BACKGROUND

WHEREAS, PHC owns and markets certain compositions and products, including, but not limited to, plant-based fertilizers;

WHEREAS, Eden is a plant technology company that develops, manufactures and markets harpin protein-based products for plants and seeds;

WHEREAS, PHC and Eden entered into that certain Asset Purchase Agreement dated as of   , 2006 (“Asset Purchase Agreement”) whereby PHC will acquire certain assets of Eden at the closing thereunder;

WHEREAS, it is a condition to the closing under the Asset Purchase Agreement that the parties enter into an agreement to provide certain rights and licenses to Eden on the terms provided for herein; and

WHEREAS, in connection with and in furtherance of the Asset Purchase Agreement, PHC desires to grant certain rights and licenses to Eden on the terms provided for herein.

NOW, THEREFORE, pursuant to the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

AGREEMENT

1.    Defined Terms. For purposes of this Agreement, capitalized terms will have the meanings set forth in Section 12 or elsewhere herein where the term is defined.

2.    Trademark License.

2.1    Trademarks. For the Term and in the Territory, PHC hereby grants to Eden (a) a royalty-free, exclusive, non-transferable (except as provided at Section 11.4) license to use the “Messenger”, “MightyPlant” and “Harp-N-Tek” trademarks and logos set forth on Exhibit A hereto (the “Trademark(s)”) in connection with the advertising, promotion, distribution, maintenance and sale of the Products in the Home and Garden Market.

2.2    Reserved Rights. Eden expressly agrees that (a) neither title nor ownership of the Trademarks is acquired under this Agreement; and (b) Eden will not use the Trademarks as part of Eden’s corporate trade name, trademark or logotype, or permit any third party under Eden’s control to do so. Eden’s use of any Trademark will inure to the benefit of PHC.

2.3    Approvals. Eden will provide to PHC for purposes of review and approval (such approval not to be unreasonably withheld or delayed) all marketing materials relating to Products that incorporate the Trademarks at least twenty (20) days prior to the earlier of commercial production or release of such materials. Failure by PHC to give Eden written notice within twenty (20) days after PHC’s receipt of such marketing materials will constitute PHC’s approval thereof. The copyright in any such marketing materials (including, without limitation, any translation, adaptation and/or modification) will be owned by Eden, subject to PHC’s Trademark rights.

3.    Exclusive Supply Agreement.

3.1    Supply Agreement. PHC hereby grants to Eden an exclusive, worldwide right and license for the Term to sell the Compositions as a part of the Products in the H&G Market.

3.2    Exclusivity. Eden’s rights under this Section 3 will be exclusive in the Territory during the Term. PHC represents and warrants to Eden that PHC has not entered into any other distribution, supply or sales representative agreements, written or oral, with any third party permitting the sale of the Compositions (or any products incorporating the Compositions) in the H&G Market in the Territory as of the Effective Date. PHC covenants and agrees that during the Term, PHC will not enter into any such agreement or itself sell or distribute the Compositions (or any products incorporating the Compositions) in the H&G Market in the Territory or permit any third party to do so. Notwithstanding the terms of this Section 3.2, PHC will not be precluded from selling the Compositions to professional landscapers, farmers or plant nurseries or to businesses that sell to professional landscapers, farmers or plant nurseries.

3.3    Distribution; Subdistributors. Eden may sell the Products in the H&G Market directly or through distributors, resellers or retailers. In addition, prior to the issuance of the Me Too Registrations described at Section 4.2 and subject to applicable laws, Eden may grant supplemental distribution rights under PHC’s Regulatory Approvals to subdistributors to package and label the Products for distribution and sale in the H&G Market in the Territory, provided that (a) any such subdistributor appointment will be pursuant to a written contract between Eden and the applicable subdistributor; (b) the terms and conditions of such contract will comply and be consistent with the terms and conditions of this Agreement; and (c) Eden will use commercially reasonable efforts to ensure that such subdistributors comply with the applicable provisions of this Agreement. Notwithstanding any appointment of subdistributors pursuant to this Section 3.3, Eden will remain fully responsible for the performance of all of its covenants and obligations hereunder, and for such subdistributor’s compliance with all Eden’s covenants and obligations hereunder.

3.4    Promotion of the Products. Eden will not, and will ensure that none of its subdistributors (a) promote, market, sell or distribute any Products for use in any jurisdiction within the Territory where any applicable Regulatory Approval has not been obtained; or (b) make any representations or warranties concerning the Products on behalf of PHC. Eden will conduct its business in a responsible and professional manner so as to enhance the reputation of the Products in the H&G Market in the Territory.

3.5    Sales Leads. PHC will forward to Eden all leads for sales of the Products in the H&G Market in the Territory. Eden agrees to make commercially reasonable efforts to respond to all leads.

3.6    Purchase Order Process. PHC will supply the Compositions in quantities requested by Eden pursuant to Purchase Orders submitted by Eden from time to time in the form reasonably requested by PHC. No Purchase Order will be for less than Five Thousand Dollars ($5,000) unless otherwise agreed to by PHC. Eden agrees to provide to PHC, on a quarterly basis, a rolling, non-binding annual estimate of upcoming orders. All Purchase Orders will be subject to the terms and conditions of this Agreement, and will be expressly limited to the terms of this Agreement. Except as to quantity and shipping requirements set forth on each applicable Purchase Order, additional or contrary terms proposed by either party, whether in the form of the Purchase Order, invoice, acknowledgement, confirmation or otherwise, will be inapplicable, and the terms of this Agreement will control in the event of any conflict between such terms and the terms of this Agreement. PHC will give Eden written notice accepting or rejecting each Purchase Order submitted by Eden in accordance with this Agreement within ten (10) days after PHC’s receipt of the Purchase Order. If PHC rejects any Purchase Order submitted by Eden, PHC’s notice of rejection will specify the reasons for rejection. PHC must accept a Purchase Order submitted by Eden to the extent the Purchase Order complies with this Agreement.

3.7    Delivery Terms. All deliveries by PHC will be to an address in the United States identified by Eden in the Purchase Order. Upon delivery, title will pass to Eden and PHC will have no further responsibility or risk of loss, except as may otherwise be provided in Sections 7 and 8.

3.8    Inspection of Product. Eden or its representative will inspect all Compositions promptly upon receipt, and in the event of any shortage, damage or discrepancy or in the event any of the Compositions fail to comply with the then Specifications (except for defects not readily observable by Eden without opening the packaging thereof), Eden will report the same to PHC within fifteen (15) days after receipt, in which event Eden will furnish written evidence or other documentation, as appropriate. If the substantiating evidence delivered by Eden reasonably demonstrates that such shortage, damage, discrepancy or nonconformity with Specifications existed at the time of delivery, Eden may return the Compositions to PHC at PHC’s expense and, at Eden’s request and option, PHC will either promptly replace the Compositions in accordance with the delivery procedures set forth herein or refund or credit Eden’s account for the full invoice value, together with any commercially reasonable shipping, inspection and return costs incurred by Eden. Any Compositions not rejected by Eden by written notice to PHC within fifteen (15) days after delivery (other than Compositions containing latent defects not readily observable by Eden) will be deemed to have been accepted by Eden. Following acceptance, the sole remedies of Eden with respect to nonconformities, damage or defects in the Compositions will be those set forth in Section 7.

3.9    Price. PHC will supply the Compositions to Eden at a price equal to eighty percent (80%) of PHC’s actual United States agricultural distributor price for such Compositions, net of all final rebates or other allowances given (“Actual Price”). If necessary, PHC will extend price reductions to Eden after delivery to reflect the difference in the Actual Price and the price originally invoiced, by providing to Eden the equivalent in value of free goods or credits against the next Purchase Order placed by Eden. Upon request, PHC will provide Eden with a written certification confirming the Actual Price for any order period. Each party will be responsible for their own taxes, fees, charges or assessments of any nature levied by any governmental authority in connection with the transactions under by this Agreement.

3.10    Payment. PHC will invoice Eden upon delivery and payment will be due to PHC within thirty (30) days of the invoice date. Payment will be made to an address provided by PHC or by wire transfer to an account designated by PHC. Any wire transfer or other EFT fees are for PHC’s account. In the event of a dispute with regard to amounts owing, Eden will timely pay any undisputed amounts and the parties agree to cooperate in good faith to promptly resolve any disputed amounts. PHC will have the right to charge Eden a delinquent payment service charge on the amount of any fees not paid when due at a rate equal to the lesser of one and one-half percent (1-1/2%) per month (or portion thereof) or the highest rate permitted by law, whichever is lower. In the event of any delinquent payment by Eden, such delinquency will not constitute a breach of this Agreement, but late fees will accrue and PHC, at its option, may withhold delivery of any outstanding Purchase Orders and otherwise suspend PHC’s performance under this Agreement without liability until payment is received.

4.    Registrations and Regulatory Approvals.

4.1    EPA Filings. Subject to Sections 4.2 and 4.3 herein, PHC will, at its expense, maintain all Regulatory Approvals and applications for approval with the EPA for the Compositions in jurisdictions within the Territory where they exist as of the Effective Date as set forth at Exhibit B. Pending issuance of the Me Too Registrations in accordance with Section 4.2, PHC hereby grants to Eden the right of distribution under all existing and future registrations for the Compositions or the Products (the “Distribution Rights”). Eden, at its option and expense, will be responsible for filings, maintenance and applicable fees for any non-EPA Regulatory Approvals and all Distribution Rights. In the event PHC does not hold any Regulatory Approval in a jurisdiction within the Territory in which Eden desires to obtain such Regulatory Approvals, Eden may, upon prior written consent from PHC, which consent will not be unreasonably withheld or delayed, proceed to seek such Regulatory Approval in Eden’s name, at Eden’s expense.

4.2    EPA Amendments; Me Too Registrations. Promptly following the Effective Date, Eden will, at its own expense, seek New Product Me-Too Fast Track Registrations (“Me Too Registration(s)”) under applicable EPA regulations for the home and garden applications of the Compositions. PHC agrees, at its own expense, to cooperate and assist Eden, as reasonably requested by Eden, in providing access to and use of the supporting data for such registrations, together with any assistance, documentation, certifications, test results or other information necessary for Eden to undertake such registrations. Concurrently with the filing of the Me Too Registrations, PHC will, at its own expense, submit a master label amendment to the EPA to delete from the existing EPA registrations (a) the home and garden coverage from each EPA registration label, and/or (b) the inclusion of home and garden applications in the agricultural sections of each EPA Composition master label registration. Upon issuance of the Me Too Registrations, Eden will (a) cease use of the EPA registrations held in Eden’s name for any new Product production; (b) modify all future Product labels to reflect the Me Too Registration numbers issued directly to Eden; and (c) will undertaken new filings in connection with its Me Too Registrations to replace any existing registrations for subdistributors appointed in accordance with Section 3.3.

4.3    Abandonment of Registration. Notwithstanding Section 4.1, PHC may, at its option, abandon any Regulatory Approval with respect to a Composition provided (a) PHC gives advance notice of not less than ninety (90) days thereof to Eden; and (b) at Eden’s option and sole cost and expense, PHC assists in transferring ownership of such Regulatory Approval and supporting data to Eden.

4.4    Labeling. Eden will be responsible for the content of the labeling for the Products prior to their distribution and sale into the H&G Market, in accordance with applicable law.

4.5    Inspection. Upon prior written notice, PHC will cause Eden’s regulatory personnel to be provided with reasonable access from time to time to the facilities and records of PHC related to the Compositions for the purpose of confirming PHC’s compliance with all applicable laws and regulations.

4.6    Records and Recall. In the event of a recall of any of Product as a result of the inclusion of any Composition, Eden will cooperate with and assist PHC in effecting such recall. PHC will pay, or reimburse Eden, for all reasonable out-of-pocket expenses of effecting such recall of Products distributed by Eden under this Agreement, including any shipping costs related to returning recalled Products to PHC and replacing such recalled Products with new Products at PHC’s expense; provided, however, that if the recall will have been caused by (a) any component of the Product other than the Compositions; or (b) any breach of or default under this Agreement by Eden or any of its subdistributors, then Eden will bear all the costs and expenses of the recall.

4.7    Export; Import. Unless otherwise agreed upon by Eden and PHC, all Compositions will be delivered by PHC to Eden within the United States. Eden will be responsible for obtaining all import and/or export licenses and permits as may be required to import and/or export the Products into and from countries selected by Eden, in accordance with then prevailing laws and regulations of such countries, and PHC will cooperate with Eden in its efforts to obtain any such approvals. All such licenses and permits will be maintained in the name of Eden, whenever feasible in accordance with prevailing laws and regulations. PHC will cooperate fully with Eden in its efforts to obtain any such approvals.

5.    Failure of Supply.

5.1    Failure of Supply. In the event PHC is unable or unwilling to provide to Eden any or all of the Compositions on the terms and conditions provided for in this Agreement within sixty (60) days of any requested delivery date under a Purchase Order, Eden may, at anytime during the continuation thereof, declare a Failure of Supply under the terms of this Section 5. Upon the occurrence of a Failure of Supply with respect to any Compositions, Eden may, at its option, select and qualify a Second Source to make the Compositions for sale to Eden under this Agreement subject to the following:

(a)    within ninety (90) days after the occurrence of, or anytime during the continuation of, any Failure of Supply, Eden may give PHC written notice thereof and of Eden’s desire to select and qualify a Second Source to make such Compositions for distribution to Eden under this Agreement;

(b)    Eden will be responsible for the selection of any Second Source and may select as the Second Source itself or any third party that it reasonably determines is or will be qualified to effectively make and deliver applicable Compositions in accordance with all applicable Regulatory Approvals and other requirements comparable to those imposed on PHC under this Agreement; and

(c)    Eden will promptly notify PHC of the selection and qualification of any Second Source (including, without limitation, the name, address and telephone number of the Second Source, the particular Compositions to be made, and the qualifications of such Second Source to make such Compositions). Upon such notification, PHC will cooperate in the qualification of such Second Source in accordance with any applicable regulatory authority, including, without limitation, the EPA.

5.2    License. PHC hereby grants to Eden a license to the Licensed Intellectual Property solely to make or have made by a Second Source solely for Eden, use, distribute, sell, have sold, import and otherwise commercialize and exploit the Compositions in the Territory (subject to the terms of this Agreement) during that portion of the Term after the occurrence of a Failure of Supply with respect to such Compositions, subject to and in accordance with the following:

(a)    Eden will not exercise such license until the occurrence of a Failure of Supply with respect to any Compositions and Eden’s giving the notice described in Section 5.1(a);

(b)    the license includes the exclusive right to sell, distribute, have sold and otherwise commercialize and exploit the Compositions as a part of the Products in the H&G Market in the Territory;

(c)    if Eden elects to purchase Compositions directly from a Second Source then, notwithstanding any other provision of this Agreement, Eden will be responsible, and PHC will be relieved of any responsibility, for assuring that the Compositions are manufactured, packaged and labeled by the Second Source in accordance with the Regulatory Approvals;

(d)    if the Second Source is a third party, the license will include a right to sell any Compositions made pursuant to the license to Eden or its subdistributors for distribution as a part of the

Products in the Territory under this Agreement, but not the right to sell or distribute the Compositions to any other party; and

(e)    Eden, at its option, may record evidence of this license with any applicable authorities in order to confirm and secure the rights hereunder.

5.3    Transition Support. Upon appointment of a Second Source by Eden following a Failure of Supply, PHC will provide the following transition support:

(a)    PHC will provide, at its own expense, reasonable documentation, standard operating procedures and transition assistance to the Second Source to enable the Second Source to manufacture and/or supply the Compositions; and

(b)    PHC will provide, at its own expense, a reasonable quantity of the seed used for fermentation and development of the Compositions.

5.4    Registrations. To the extent permitted by applicable regulations, upon a Failure of Supply, PHC will assist the Second Source in securing all necessary rights under the Regulatory Approvals.

5.5    Termination of Failure of Supply. Any Failure of Supply initiated under this Section 5 may be terminated as follows: (a) at the sole option and election of Eden, a Second Source may be terminated and the rights granted under this Section 5 concluded; or (b) upon the mutual agreement of the parties, PHC may resume production and supply of the Compositions under the terms of this Agreement and any corresponding rights of the Second Source will be terminated by Eden.

6.    Intellectual Property Rights.

6.1    Claims By and Against PHC. PHC will have (a) the right to assert, or at its option settle, any claim or suit necessary to enforce its Intellectual Property rights (including those in the Trademarks) against any third party; and (b) the right to defend against, or at its option settle, any patent infringement claim relating to the Compositions made by any third party against PHC. PHC agrees to provide Eden with commercially reasonable notice of each such claim or suit. PHC agrees to use commercially reasonable efforts to enforce its Intellectual Property in the Compositions against any third party who PHC determines in its reasonable judgment (after consultation with Eden) is infringing such Intellectual Property rights, provided that such infringement is likely to have a material adverse impact on Eden’s sales of the Products. PHC will have sole control of the assertion or defense of any such action, including any appeals, settlement or compromise thereof, and will have full authority to enter into a binding settlement or compromise; provided, however, that PHC will not enter into any settlement or compromise that would obligate or affect Eden in an adverse manner with respect to its rights under this Agreement without Eden’s consent, which consent will not be unreasonably withheld or delayed.

6.2    Claims Against Eden. PHC will have the option (but not the obligation) to assume and defend any infringement claim made against Eden based upon the use of the Trademarks or the Compositions in association with the Products. Eden will promptly notify PHC of any such claim and will offer to tender defense thereof to PHC. PHC will promptly (and in no event later than 30 days after receipt of notice) notify Eden of its election or non-election to assume the defense of such claim. In the event PHC elects to assume the defense of and responsibility for any claim under this Section 6.2, (a) at the request and expense of PHC, Eden will reasonably assist PHC in the defense; (b) PHC will have sole control of the defense of any such action, including any appeals; and (c) PHC will have full authority to enter into a binding settlement or compromise, provided, however, that PHC will not enter into any settlement or compromise that would adversely affect Eden’s rights under this Agreement without Eden’s consent, which consent will not be unreasonably withheld or delayed. In the event PHC refuses or fails to assume any defense under this Section 6.2, Eden may, at its sole option and expense, defend, settle or otherwise compromise such claim, provided, however, that Eden will not enter into any settlement or compromise that would adversely affect PHC without PHC’s consent, which consent will not be unreasonably withheld or delayed. PHC agrees to provide, at its own expense, any assistance reasonably requested by Eden.

6.3    Limitation of Liability. PHC will have no liability of any kind to Eden under this Section 6 to the extent any such claim is based solely upon or arises solely out of (a) any use of any Trademark or Composition in a manner for which it was not approved, designed or intended to be used, as specified herein or in its labeling, if and to the extent such use was promoted by Eden; (b) any modification of any Trademark or Composition by Eden that causes either of them to become infringing; or (c) the use of any Composition in a manner inconsistent with the applicable Regulatory Approvals, if and to the extent such use was promoted by Eden.

6.4    Replacement Product. Notwithstanding the foregoing, if it is adjudicatively determined that a Trademark or Composition infringes, or, as a result of the Composition, a Product that incorporates the Composition infringes, or in PHC’s reasonable opinion is likely to be found to infringe, a third party’s Intellectual Property rights, or if the sale or use of such Composition or Product is, as a result, enjoined, then PHC will exercise commercially reasonable efforts to either (a) procure for Eden the right under such third party Intellectual Property rights to sell the Products; or (b) modify the Trademarks or Compositions, after consultation with Eden, to allow Eden to market a substitute Product.

6.5    Protection of Intellectual Property. During the Term, PHC will be responsible (a) for prosecuting and maintaining all registrations and applications for the Patents and Trademarks existing as of the Effective Date; and (b) to the extent it deems necessary or appropriate, for filing, prosecuting and maintaining any new or additional Intellectual Property rights associated with the Compositions.

7.    Warranties.

7.1    Eden Corporate Warranties. Eden represents and warrants to PHC that the execution and delivery by Eden of this Agreement and the performance by Eden of its obligations hereunder have been duly authorized by all requisite corporate action and to the best of Eden’s knowledge will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Eden, as amended, or any provision of any indenture, agreement or other instrument to which Eden or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Eden. This Agreement has been duly executed and delivered by Eden and constitutes the legal, valid and binding obligation of Eden, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

7.2    PHC Corporate Warranties. PHC represents and warrants to Eden that the execution and delivery by PHC of this Agreement and the performance by PHC of its obligations hereunder have been duly authorized by all requisite corporate action and to the best of PHC’s knowledge will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of PHC, as amended, or any provision of any indenture, agreement or other instrument to which PHC or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of PHC. This Agreement has been duly executed and delivered by PHC and constitutes the legal, valid and binding obligation of PHC, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

7.3    PHC Composition Warranties. PHC represents and warrants to Eden that, when delivered by PHC, all Compositions sold under this Agreement will:

(a)    comply with the Specifications and with all applicable laws and regulations, including design, manufacturing and labeling requirements, for the jurisdiction where Regulatory Approvals have been obtained pursuant to Section 4.1; and

(b)    be free of defects in workmanship and materials.

7.4    Remedy. PHC will replace or credit Eden’s account for any Composition that it reasonably determines did not comply with the warranty provided at Section 7.3 at the time of delivery to Eden; provided, however, that PHC will have no obligation under this warranty to make replacements or grant credits necessitated, in whole or in part, by (a) the failure of Eden to maintain any Compositions in accordance with any transportation, storage, handling or maintenance instructions supplied by PHC; or (b) other fault or negligence of the Eden (except for any strict liability of PHC). Prior to returning any Composition alleged to be defective, Eden will notify PHC in writing of the claimed defect, together with the original invoice number and date. No Composition will be returned without first obtaining a returned goods authorization from PHC, which authorization will not be unreasonably withheld or delayed.

7.5    Limited Warranty. THE EXPRESS WARRANTIES OF EACH PARTY SET FORTH IN THIS SECTION 7 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES OF EITHER PARTY, EXPRESS OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. IN NO EVENT WILL EITHER PARTY’S LIABILITY TO THE OTHER PARTY UNDER THIS ARTICLE 7 EXTEND TO ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFIT, GOODWILL OR TREBLE DAMAGES.

7.6    Limitation of Liability. PHC’S OBLIGATION TO REPAIR OR REPLACE ANY COMPOSITION, OR TO CREDIT EDEN’S ACCOUNT FOR THE PURCHASE PRICE, WILL BE EDEN’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY UNDER THIS ARTICLE 7.3. in no event will PHC’S liability TO EDEN UNDER SECTION 7.3 exceed the TOTAL FEES paid by EDEN to PHC for the COMPOSITIONS giving rise to such liability.

8.    Indemnification and Limitation of Liability.

8.1    Eden’s Indemnity. Eden will indemnify, defend and hold harmless PHC, at Eden’s expense, from and against any Claims brought against or incurred by PHC arising from any actions or omissions of Eden or its subdistributors in connection with the distribution and sale of the Products, including, without limitation, any Claim based upon (a) a breach by Eden (or its subdistributors) of any representation, warranty or other obligation of Eden under this Agreement; (b) the negligence or intentional misconduct of Eden, provided that in no event will Eden be liable for matters for which PHC is responsible under Section 8.2 or for punitive or exemplary damages; or (c) Product Liability Damages with respect to the failure of any Compositions produced by Eden or a Second Source pursuant to Article 5. Eden will maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and will provide PHC with evidence of this coverage.

8.2    PHC’s Indemnity. PHC will indemnify, defend and hold harmless Eden, at PHC’s expense, from and against any Claims brought against or incurred by PHC arising from any act or omission of PHC or any third party acting on PHC’s behalf, including, without limitation, any Claim based upon (a) a breach of any representation, warranty or other obligation of PHC under this Agreement; (b) the negligence or intentional misconduct of PHC, provided, however, that in no event will PHC be liable for matters for which Eden is responsible for under Section 8.1 or for punitive or exemplary damages; and (c) Product Liability Damages with respect to the failure of any Compositions purchased by Eden from PHC. PHC will maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and will provide Eden with evidence of this coverage.

8.3    Limitation on PHC’s Liability. PHC will not be liable under any circumstances to Eden (or to any third party, to the extent such limitation is permitted under applicable law) for any special, indirect, consequential or punitive damages, including, but not limited to, loss of profits, loss of business opportunities or loss of goodwill, even if advised of the possibility of such damages. EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 8.2(B), 8.2(C), OR 9.1, in no event will PHC’S liability for the supply of the COMPOSITIONS to eden exceed the FEES paid by EDEN to PHC for the COMPOSITIONS giving rise to such liability, or, if such liability does not relate to specific COMPOSITIONS, in no event will PHC’s liability exceed the amount of FEES paid by EDEN to PHC for COMPOSITIONS pursuant to this Agreement during the six (6) month period immediately preceding the event giving rise to such liability. PHC will have no liability of any kind to Eden under Section 8.2 to the extent a claim is based solely upon or arises solely out of the following: (a) the use of any Composition in a manner for which it was not designed or intended to be used as specified herein or in its labeling; (b) any modification, alteration or damage to any Compositions by Eden or any third party that causes it to become unsafe; or (c) the use of any Composition in a manner inconsistent with the applicable Regulatory Approvals in the jurisdiction of such use.

8.4    Limitation on Eden’s Liability. Eden will not be liable under any circumstances to PHC (or to any third party, to the extent such limitation is permitted under applicable law) for any special, indirect, consequential or punitive damages, including, but not limited to, loss of profits, loss of business opportunities or loss of goodwill, even if advised of the possibility of such damages. EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 8.1(B), 8.1(C) OR 9.1, in no event will EDEN’S liability to PHC exceed the amount of FEES PAYABLE by EDEN to PHC UNDER this Agreement during the six (6) month period immediately preceding the event giving rise to such liability.

8.5    Procedure. If a Claim by a third party is made and a party (the “Indemnitee”) intends to claim indemnification under this Article 8, the Indemnitee will promptly notify the other party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee, or any of its subsidiaries, directors, officers, employees, shareholders, suppliers, distributors or subdistributors, intends to claim such indemnification and the Indemnitor will have sole control of the defense and/or settlement thereof, provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 8 will not apply to amounts paid in settlement of any

Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action will relieve such Indemnitor of any liability to the Indemnitee under this Article 8 only to the extent such failure is adversely prejudicial to its ability to defend such action. If the Indemnitor fails to provide defense of the Claim or to diligently defend or settle the same, the Indemnitee may defend or settle the Claim without prejudice to its rights to indemnification hereunder, provided that the Indemnitee does so diligently and in good faith. The Indemnitee may not enter into any settlement or agree to any stipulation that would adversely affect the rights of the Indemnitor or impose any additional obligation on the Indemnitor without the providing prior written notice to the Indemnitor. The Indemnitee, its employees and agents, will cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim, in order to be covered by this indemnification.

9.    Confidentiality.

9.1    Confidential Information. Each party agrees to use commercially reasonable efforts to prevent any disclosure of the Confidential Information of the other party to any third parties by its agents or employees. Upon any termination of this Agreement, any Confidential Information of a party that has been provided to the other party will be returned upon written request.

9.2    Agreement Confidentiality. In the event any party proposes to issue any press release or public announcement concerning any of the provisions of this Agreement or the transactions contemplated hereby, such party will so advise the other party hereto, and the parties will thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party’s written consent, except as may be required by any regulatory authority or by applicable law or regulation to confirm a party’s rights or obligations hereunder, and except for communications to such party’s employees or customers, or to investors or prospective investors, in each case subject to appropriate confidentiality obligations.

10.    Term; Termination.

10.1    Term. This Agreement will take effect as of the Effective Date and will continue until the expiration of the last of the Patents to expire. Thereafter, this Agreement will automatically extend for additional consecutive five (5) year periods. Notwithstanding the foregoing, Eden may terminate this Agreement at any time, with or without cause, provided a Failure of Supply is not then in effect, by giving not less than thirty (30) days’ written notice to PHC.

10.2    Rights and Obligations on Termination. Upon termination of this Agreement, the parties will have the following rights and obligations:

(a)    termination of this Agreement will not release Eden from the obligation to make payment of all amounts previously due and payable; and

(b)    Eden may continue to sell any Products on hand in the H&G Market in the Territory for a period of up to twelve (12) months after the effective date of termination, subject to applicable Regulatory Approvals and provided any such continued sale of the Products shall be subject to the terms of this Agreement set forth at Sections 2.3, 3.1, 7, 8, 9, 11 and 12.

10.3    Remedies in the Event of Breach. Notwithstanding the terms of this Section 10, nothing in this Agreement will preclude either party from declaring the other party to be in breach of its performance obligations under this Agreement if such party fails to cure any material breach within thirty (30) days after notice thereof from the other party. Upon a declaration of breach, (a) the non-breaching party may seek recovery of monetary damages from the breaching party in a court of applicable jurisdiction; and (b) if PHC is the non-breaching party, PHC may withhold delivery of any outstanding Purchase Orders and otherwise suspend its performance under this Agreement without liability until such breach is remedied by Eden. PHC’s failure to fulfill any outstanding Purchase Orders or to supply Compositions to Eden, or PHC’s suspension of its performance under this Agreement, due to Eden’s uncured material breach shall not constitute a Failure of Supply.

11.    Miscellaneous.

11.1    Relationship of the Parties. Each party is an independent contractor to the other in the operation and administration of this Agreement. Nothing in this Agreement will be construed as creating a partnership or joint venture between the parties.

11.2    Compliance with Laws. PHC and Eden will each be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments in the Territory now or hereafter in effect relating to all activities with respect to the Products and compliance with this Agreement.

11.3    Governing Law and Compliance. This Agreement will be governed by the internal substantive laws of the Commonwealth of Pennsylvania without respect to its conflicts of law principles. The parties agree that the exclusive jurisdiction and venue of any legal action arising out of this Agreement will be the state or federal courts located in Pittsburgh, Pennsylvania, and each party hereby submits itself to the exclusive jurisdiction and venue of those courts for the purposes of such action. Notwithstanding the above, PHC, in its sole discretion, may bring an action against Eden in any other court of competent jurisdiction.

11.4    Assignment. Neither party will assign their rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that either party may: (a) assign this Agreement in its entirety to a wholly owned and controlled affiliate or an affiliate under common control and ownership; or (b) assign this Agreement to a successor to all or substantially all of such party’s business or assets by way of acquisition or merger, provided such successor assumes and agrees to perform all of the obligations of the assignor under this Agreement. Notwithstanding the foregoing, in the event PHC assigns any part of its business or obligations in any manner that prevents Eden from having adequate supply of or ability to purchase the Compositions, such event will be deemed a Failure of Supply as of the effective date of such assignment by PHC, and the provisions of Section 5 herein will apply.

11.5    Complete Agreement. This Agreement, and the Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

11.6    Waiver, Amendment. The failure of either party to enforce at any time any of the provisions of this Agreement will not, absent an express written waiver signed by such party specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement will be in writing and signed by both parties.

11.7    Notices. All notices or other communications to a party required or permitted hereunder will be in writing and will be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or will be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to Eden, to:	if to PHC, to:
11816 North Creek Parkway N.	440 William Pitt Way
Bothell, WA 98011	Pittsburg, PA 15238

Attn:	Attn:

Facsimile: with a copy to:	Facsimile: with a copy to:
Facsimile:	Facsimile:

Either party may change the above-specified recipient and/or mailing address by notice to the other parties given in the manner herein prescribed. All notices will be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

11.8    Expenses. Except as expressly provided herein, PHC and Eden will pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

11.9    Illegality; Severability. In case any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

11.10    Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.11    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed as original and all of which together will constitute one instrument.

11.12    Execution of Further Documents. Each party agrees to execute and deliver without further consideration any applications, licenses, assignments or other documents, and to perform any other lawful acts as the other party may reasonably require to fully secure or evidence the rights or interests herein.

12.    Defined Terms.

12.1    “Claim(s)” means all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest or penalties and costs and expenses of any nature, including, without limitation, disbursements, third party costs, settlements and reasonable attorney fees.

12.2    “Composition(s)” means the chemical formulations identified at Exhibit A.

12.3    “Confidential Information” means any confidential, proprietary or trade secret information, whether of a technical, business or other nature (including, without limitation, information relating to regulatory submissions, technology, software, products, services, designs, methodologies, business plans, finances, marketing plans, customers, prospects or other affairs), disclosed in writing and marked “Confidential” during the term of this Agreement or the term of the Confidentiality Agreement by the Disclosing Party to the Receiving Party, or if disclosed orally during either such term, is reduced to writing within the later of thirty (30) days of such disclosure or thirty (30) days of the Effective Date, excluding information that (a) was already in the possession of the Receiving Party prior to its receipt from the Disclosing Party under this Agreement or the Confidentiality Agreement (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof); (b)is or becomes part of the public domain by reason of acts not attributable to the Receiving Party; (c) is or becomes available to the Receiving Party from a source other than the Disclosing Party which source, to the best of the Receiving Party’s knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the Disclosing Party with respect thereto; (d) is made available by the Disclosing Party to a third party unaffiliated with the Disclosing Party on an unrestricted basis; (e) is independently developed by the Receiving Party completely without reference to any Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records; or (f) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the Receiving Party.

12.4    “EPA” means the United States Environmental Protection Agency or its successors.

12.5    “Failure of Supply” means a failure of supply by PHC as defined at Section 5.

12.6    “Home and Garden Market” or “H&G Market” means sales (a) directly to the general public; (b) to resellers or businesses that offer the Products to retailers or to the general public; and (c) to businesses that incorporate the Products into existing or new products to be sold to the general public, provided such Product sales are for the purposes of the protection of plants and seeds and the promotion of overall plant health. Eden will ensure that sales of the Products in the H&G Market is limited to packaged products that contain less than two (2) ounces of the Composition each.

12.7    “Intellectual Property” means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; mask works and registrations thereof and applications therefor; and all inventions, discoveries, ideas, technology, know-how, trade secrets, trade dress, data, information, processes, formulas, drawings and designs, licenses, computer programs, software source code and object code, and all amendments, modifications and improvements thereto that are proprietary to a party hereto and for which such patent, trademark, copyright or mask work protections may exist and/or may be sought and obtained.

12.8    “Licensed Intellectual Property” means, with respect to a Failure of Supply, all Intellectual Property (excluding the Trademarks) and Regulatory Approvals (to the extent they can be licensed or otherwise made available under applicable law) used or held by PHC in connection with the manufacture or sale of the Compositions at the time of such Failure of Supply.

12.9    “Patent(s)” means any U.S. or foreign patents or patent applications relating to the Compositions held or acquired by PHC in connection with the Asset Purchase Agreement, together with any continuation, counterpart, divisional, issue, reissue, extension, renewal or reexamination of any of such patents or applications.

12.10    “Product(s)” means the Products incorporating the Compositions that are produced and sold by Eden as identified at Exhibit A.

12.11    “Product Liability Damages” means any liability, claim or expense, including but not limited to reasonable attorneys’ fees and medical expenses, arising in whole or in part out of claims of third parties for personal injury or loss of or damage to property relating to or arising out of the use of the Compositions or the Products, whether based on strict liability in tort, negligent manufacture of product, or any other allegation of liability arising directly from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the Compositions or the Products, but excluding any liability, claim or expense based on contract (including, without limitation, warranty).

12.12    “Purchase Order(s)” means any purchase order submitted by Eden and accepted or required to be accepted by PHC in accordance with Article 3.6.

12.13    “Regulatory Approval” means any approval, permit, license or other authorization that is required prior to the marketing or distribution of the Compositions or the Products in any part of the Territory in accordance with then prevailing laws and regulations.

12.14    “Second Source” means a second source for any Product selected and qualified by Eden pursuant to Section 5.1.

12.15    “Specifications” means the specifications for the Compositions as detailed in the applicable EPA registrations.

12.16    “Term” means the period specified in Section 10.1.

12.17    “Territory” means all countries worldwide.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PHC:	EDEN:

PLANT HEALTH CARE, INC.	EDEN BIOSCIENCE CORPORATION

By:	By:

Name:	Name:

Title:	Title: ;

Attachments: Exhibit A, Exhibit B

EXHIBIT A

Products

Any current or future product sold in the H&G Market that incorporates the Compositions

Compositions

HarpinEA

Harpinαβ

Any additional Harpin protein-based products that are available or developed for sale

Trademarks

Messenger

Messenger

Harp-N-Tek

EXHIBIT B (Page 1 of 4)

JURISDICTIONS WHERE REGULATORY APPROVAL EXISTS FOR DISTRIBUTION

US PRODUCTS

a.    U.S. federal regulatory approvals held in the name of Eden Bioscience Corporation:

i.  US EPA Reg. No. 69834-2 (3% harpinEA)

ii.	US EPA Reg. No. 69834-4 (1% harpinEA) — Turf & Ornamental Label—no commercial products, no state registrations.

iii.	US EPA Reg. No. 69834-5 (1% harpinαβ)

iv.	US EPA Reg. No. 69834-6 (3% harpinEA) — me too registration for dried milk seed treatment. No state registrations.

v.	US EPA Reg. No. 80967-1-69834 (41% glyphosate) — Eden private label distributor registration/subregistration from MEY Corporation.

b.	U.S. federal regulatory applications currently pending at the EPA submitted in the name of Eden Bioscience Corporation*:

i.	US EPA File Symbol 69834-T (1% harpinαβ) — me too registration for seed treatment dried milk formulation (EBC-353).

ii.	US EPA File Symbol 69834-I (0.25% harpinαβ) — new product registration for seed treatment dried milk formulation (EBC-354).

iii.	US EPA File Symbol 69834-O (0.0125% harpinαβ + fertilizer) —EBC-280.

iv.	US EPA File Symbol 69834-RN (0.1% harpinαβ + fertilizer) —EBC-281.

v.	US EPA File Symbol 69834-RR (0.00125% harpinαβ + fertilizer) — EBC-282.

* Note: Items c. iii, iv and v. are combination pesticide-fertilizer products that will require separate state registrations for both the pesticide and the fertilizer

c.	U.S. Fertilizer Products with Harp-N-TekTM—Registrations and/or Licenses held by Eden Bioscience Corporation**

i.	MightyPlantTM 18-18-18 plus micronutrients — Water Soluble All-Purpose Plant Food

ii.	MightyPlant CitruSSet 15-0-40 — Professional Water Soluble Fertilizer

iii.	MightyPlant 9-15-30 — Professional Water Soluble Fertilizer

iv.	MightyPlant 11-41-8 — Professional Water Soluble Fertilizer

** Note: Federal Registration is not required for fertilizer products in the US. No pesticide claims are included on the MightyPlant labels and such products only require state registration/license as a fertilizer

EXHIBIT B (Page 2 of 4)

d.    U.S. state regulatory product label approvals for harpin AB:

	ProAct (2lb 8oz)	Extend	E-Glyphosate Plus CoPAck (30 gal+1lb 4oz)	Messenger STS (2 lb)	N-Hibit (CST) (15 oz)	N-Hibit (hopper box) (12oz)
US EPA	Approved	Approved	Approved	Approved	Approved	Approved
Alabama	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Alaska	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Arizona	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Arkansas	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
California	Not Submitted	Not Submitted	Not Submitted	Limited	Not Submitted	Not Submitted
Colorado	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Connecticut	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Delaware	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Florida	Approved	Approved	Not Submitted	Approved	Approved	Approved
Georgia	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Hawaii	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Idaho	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Illinois	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Indiana	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Iowa	Approved	Not Submitted	Approved	Approved	Approved	Approved
Kansas	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Kentucky	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Louisiana	Approved	Not Submitted	Approved	Approved	Approved	Approved
Maine	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Maryland	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Massachusetts	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Michigan	Approved	Not Submitted	Approved	Approved	Approved	Approved
Minnesota	Approved	Not Submitted	Approved	Approved	Approved	Approved
Mississippi	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Missouri	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Montana	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Nebraska	Approved	Not Submitted	Approved	Approved	Approved	Approved
Nevada	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
New Hampshire	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
New Jersey	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
New Mexico	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
New York	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
North Carolina	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
North Dakota	Approved	Not Submitted	Approved	Approved	Approved	Approved
Ohio	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Oklahoma	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Oregon	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Pennsylvania	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Rhode Island	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
South Carolina	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
South Dakota	Approved	Not Submitted	Approved	Approved	Approved	Approved
Tennessee	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Texas	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Utah	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Vermont	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Virginia	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Washington	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
West Virginia	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Wisconsin	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Wyoming	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Washington DC	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Puerto Rico	Not Submitted	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted

EXHIBIT B (Page 3 of 4)

e.    State regulatory approvals for MightyPlant products with Harp-N-Tek and for employ***

	MightyPlant (AG)	MightyPlant (AG)	MightyPlant (AG)	MightyPlant (AG)	Employ
	18-18-18 (25 lb)	15-0-40 (25 lb)	11-41-8 (25 lb)	9-15-30 (25 lb)	(5oz)
US EPA	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Regulated
Alabama	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Alaska	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Regulated
Arizona	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Arkansas	Approved	Approved	Not Submitted	Not Submitted	Not Approved
California	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Colorado	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Connecticut	Approved	Not Submitted	Not Submitted	Not Submitted	Approved
Delaware	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Florida	Approved	Approved	Approved	Approved	Not Regulated
Georgia	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Hawaii	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Approved
Idaho	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Illinois	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Indiana	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Iowa	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Kansas	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Kentucky	Not Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Louisiana	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Maine	Approved	Not Submitted	Not Submitted	Not Submitted	Approved
Maryland	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Massachusetts	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Michigan	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Minnesota	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Mississippi	Approved	Approved	Not Submitted	Not Submitted	Not Approved
Missouri	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Montana	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Nebraska	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Nevada	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New Hampshire	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New Jersey	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New Mexico	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New York	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
North Carolina	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
North Dakota	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Ohio	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Oklahoma	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Oregon	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Pennsylvania	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Rhode Island	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
South Carolina	Approved	Approved	Not Submitted	Not Submitted	Approved
South Dakota	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Tennessee	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Texas	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Utah	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Vermont	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Virginia	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Washington	Not Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
West Virginia	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Wisconsin	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Wyoming	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Washington DC	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Regulated
Puerto Rico	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved

*** Note: employTM Non-Plantfood Product is labeled for enhancement of nutrient uptake when applied as a tank mix with foliar nutritional products. employ is not subject to EPA registration and many states do not regulate products with such claims

EXHIBIT B (Page 4 of 4)

INTERNATIONAL PRODUCT APPROVALS

f.    International regulatory approvals for harpin EA:

3% harpinEA product is approved for use in several foreign countries on a variety of crops. This material is regulated as a pesticide in some countries, elsewhere it is designated a PGR, Plant Strengthener, or Biostimulant, etc. and in some countries it is not regulated. See regulatory approval table below for list of countries.

g.    International regulatory approvals for harpinαβ:

1% harpinαβ; product is approved for use in Germany as a Plant Strengthener on all crops.

h.    International regulatory applications currently being sought for harpinαβ:

1% harpinαβ product is pending for use in Spain as a fertilizer on all crops

International Approvals:

4. Country	Status (Registrant)
USA (including Puerto Rico)	Registered (Eden)
Mexico	Registered (Eden Bioscience Mexico)
China	Approved, pending for the certificate
Guatamala	Registered (DuWest)
Honduras	Registered (DuWest)
Panama	Registered (Eden)
Costa Rica	Registered (DuWest)
El Salvador	Registered (DuWest)
Ecuador	Registered (UAP)
Germany	Approved (Eden)
Morocco	Considered as fertilizer; exempt from registration
Lesotho, Rwanda, Swaziland, Tanzania, Uganda,	Not subject to registration
Egypt	Registered (AMC — Agricultural Materials Company holds license for trading)
Kuwait, Jordan, Oman, Quatar,	Can be sold on the basis of the final US EPA registration certificate
United Arab Emirates	Registered (Eden listed as producer and AMC is listed as importer)
Spain	Registered (Eden Bioscience Europe SARL)
Cyprus	Registered (Manufacturer Eden Bioscience; applicant: E.H. Alevras & Sons Agricultural House Ltd); registration expires in November 2007
Finland	Exempt From Registration
Nicaragua	Registered (Eden)
Turkey	Registered (Agricultural Materials Company -Turkey)
Greece	Exempt from registration
Columbia	Registered (Clavio Benitez Ltd.; to be transferred to Agro S.A.))
South Africa	Not toxic; no registration needed (info from Dany Sapsford)

ProAct International registration status—Germany (Eden)

Exhibit C

Guaranty

FORM OF
GUARANTY

This guaranty (the “Guaranty”) is entered into as of ____________, 200  by PLANT HEALTH CARE plc, a public limited company duly organized and existing under the laws of England and Wales (“Guarantor”) for the benefit of EDEN BIOSCIENCE CORPORATION, a Washington corporation (“Payee”).

RECITALS

A.    Pursuant to the terms of an Asset Purchase Agreement (the “Agreement”) of dated __________, 2006 between Payee and Plant Health Care, Inc., a Pennsylvania corporation and a subsidiary of Guarantor (“Maker”), under which Maker agreed to purchase certain assets and assume certain obligations of Payee, Maker has delivered to Payee concurrently herewith a Secured Promissory Note in the original principal amount of $1,000,000 (the “Note”), along with a Security Agreement and Patent and Trademark Security Agreement (the “Security Agreement”). The Agreement, the Note, this Guaranty, and the Security Agreement, along with any amendments or modifications thereto, or instruments delivered in connection therewith, are collectively referred to herein as the “Documents.” Capitalized terms used in this Guaranty that are not defined herein shall have the meanings assigned to those terms in the Agreement.

B.    Guarantor is the indirect parent of Maker and, as such, will derive direct and indirect economic benefits from the Agreement, including without limitation the provisions of the Note.

C.    One of the conditions precedent to the obligations of Payee to consummate the transactions contemplated by the Agreement is receipt by Payee of this Guaranty from Guarantor. Guarantor is executing this Guaranty in order to satisfy that condition. Payee would not have accepted the Note but for the execution and delivery of this Guaranty.

NOW, THEREFORE, for valuable consideration, and in order to induce Payee to enter into the Agreement, Guarantor agrees as follows:

SECTION I

UNCONDITIONAL GUARANTY

Guarantor unconditionally, absolutely, and irrevocably guarantees payment and performance of all present and future debts, liabilities, and obligations of Maker to Payee under the Note, including, but not limited to, the due and punctual payment of the principal and interest owed pursuant to the Note, whether according to the present terms of the Note, or at any earlier or accelerated date or dates as provided therein, or pursuant to any amendment, modification, or replacement of the Note (collectively, the “Obligations”). The liability of Guarantor under this Guaranty includes accrued interest on any sum due under this Guaranty (calculated at the highest rate of interest in effect under the Note at the time in question) and expenses due pursuant to

Section 10.6 of this Guaranty; provided, however, that the Obligations shall be subject to the rights of setoff provided to Maker under the Note.

SECTION II

WAIVERS BY GUARANTOR AND RIGHTS OF PAYEE

Guarantor intends that it shall remain unconditionally liable for payment of the Obligations regardless of any act or omission that otherwise might operate as a legal or equitable defense to discharge Maker, Guarantor, or any other guarantor of the Obligations in whole or in part. Therefore, Guarantor hereby waives any defense it has or may have to the enforceability of its obligations under this Guaranty (except those matters, if any, that may not be waived under the Uniform Commercial Code of the State of Delaware (the “UCC”) or other applicable law) by virtue of any of the following and, subject to the terms of the Documents and applicable law, Payee may do any of the following things as many times as Payee wishes, without Guarantor’s permission and without notifying Guarantor, and this will not affect Guarantor’s promise to pay the entire amount of the Obligations:

(a)  Payee does not have to notify Guarantor of Payee’s acceptance of this Guaranty;

(b)  Payee does not have to notify Guarantor of (i) Maker’s failure to pay all or any portion of the Obligations when due, or (ii) Maker’s failure to perform any other obligation under the Note;

(c)  Payee may extend, renew, accelerate, or otherwise change the time for payment of any of Maker’s obligations to Payee;

(d)  Payee may make any other changes to the Note pursuant to the terms of the Note;

(e)  Payee may release Maker, any other guarantor of the Obligations, or anyone else against whom Payee may have the right to collect amounts that may become due under the Note;

(f)  Payee may use the Collateral to satisfy the Obligations (in whole or in part, as applicable) and direct the order or manner of sale thereof pursuant to the terms and conditions of the Security Agreement in Payee’s good faith discretion;

(g)  Payee may apply any money or Collateral received from or on behalf of Maker to the repayment of any indebtedness due to Payee from Maker in any order that Payee elect;

(h)  Payee may release, surrender, substitute, add, or exchange any Collateral that Payee now holds or may later acquire as security for the Obligations, or Guarantor’s obligations hereunder;

(i)  Payee may forbear from or forego pursuing Maker, or from foreclosing or otherwise realizing upon any security interest, letter of credit, or other guaranty;

(j)  Payee may impair any Collateral, or Guarantor’s obligations hereunder, by Payee’s acts or omissions, including, but not limited to, Payee’s failure to perfect a security interest in any Collateral;

(k)  Guarantor hereby waives any defense arising out of the absence, impairment, or loss of (i) any or all rights of recourse, reimbursement, contribution, or subrogation, or (ii) any other right or remedy of Guarantor against Maker, any other party, or any Collateral;

(l)  Guarantor hereby waives any defense (i) arising by reason of any invalidity, ineffectiveness, or unenforceability of all or any portion of any of the Documents, or (ii) otherwise available to or asserted by Maker (other than full payment in cash);

(m)  Guarantor waives diligence, demand for performance, notice of nonperformance, presentment, protest, notice of dishonor, and indulgences and notices of every other kind; and

(n)  Guarantor agrees that Payee in its sole and absolute discretion may proceed against all or any portion of the Collateral by way of either judicial or nonjudicial foreclosure in accordance with the terms of the Security Agreement and applicable law.

If Guarantor pays the Obligations in accordance with the terms of this Guaranty, Payee shall assign Payee’s rights with respect to the Obligations under the Note and the Security Agreement to Guarantor (without recourse, warranty, or representation) provided, however, that such assignment shall be subject to the terms of this Guaranty, including the waivers set forth in this Section II of this Guaranty.

SECTION III

PAYEE’S RIGHT NOT TO PROCEED AGAINST MAKER,
OTHER GUARANTORS, OR COLLATERAL

If an Event of Default occurs under the Security Agreement and is continuing, Payee may enforce this Guaranty against Guarantor (a) without attempting to collect or without exhausting efforts to collect from Maker, any other guarantor, or anyone else who is or may be liable for the Obligations, or (b) without attempting to enforce the rights of Payee in any Collateral. Without limiting the foregoing, Payee may sue on the Note, may elect not to sue on the Note, may elect not to enforce the security interest in some or all of the Collateral, may sue less than all of the guarantors of the Obligations, or may take any other action authorized under the Documents or by law. In each case, Payee shall have the right to exercise all available remedies in whatever order Payee elects in accordance with the terms of the Agreement and applicable law and may join Guarantor in any suit on the Documents, or may proceed against Guarantor in a separate proceeding. In case of suit, sale, or foreclosure, only the net proceeds therefrom, after deducting all charges and expenses of any kind and nature whatsoever, shall be applied to the reduction of the amount due on the Note (or other Documents, as applicable), and Payee shall not be required to institute or prosecute proceedings to recover any deficiency as a condition of payment under or enforcement of this Guaranty. At any sale of all or any portion of the Collateral, Payee may in its discretion purchase all or any part of the Collateral and may apply against the amount bid therefor all or any portion of the balance of the Obligations. Guarantor hereby waives to the fullest extent permitted by applicable law at the time in question (including the UCC) the right to object to the amount that may be bid by Payee at such foreclosure sale.

SECTION IV

BANKRUPTCY AND ASSIGNMENT OF RIGHTS

Guarantor agrees that its obligation to pay the Obligations under the terms of this Guaranty shall not be impaired, modified, changed, released, or limited in any manner by any impairment, modification, change, release, defense, or limitation of the liability of Maker, or by the appointment of or existence of a receiver, trustee, debtor-in-possession, or estate under any bankruptcy or receivership case or proceeding with respect to Maker. That means, among other things, that if acceleration of the time for payment of any amount payable by Maker under any Document is stayed upon the insolvency, bankruptcy, or reorganization of Maker, all amounts owed by Maker to Payee that otherwise are subject to acceleration under the terms of the Documents nonetheless immediately shall be due and payable by Guarantor upon demand by Payee under this Guaranty for payment of such amounts (together with interest thereon in accordance with the last sentence of Section I of this Guaranty, regardless of whether Payee is entitled to recover such interest from Maker in any bankruptcy case filed by or with respect to Maker). Furthermore, if any payment made by Maker is reclaimed in a bankruptcy or receivership case or proceeding, Guarantor shall pay to Payee the amount reclaimed. Guarantor further assigns to Payee all rights Guarantor has or may have against Maker in any case or proceeding under the United States Bankruptcy Code, or any receivership or insolvency case or proceeding, until the Obligations have been paid in full. This assignment includes all rights of Guarantor to be paid by Maker even if those rights have nothing to do with this Guaranty. This assignment does not prevent Payee from enforcing Guarantor’s obligations under this Guaranty in any way.

SECTION V

GUARANTOR’S DUTY TO KEEP INFORMED OF MAKER’S AND OTHER
GUARANTORS’ FINANCIAL CONDITION

Guarantor now is informed adequately of Maker’s financial condition, and Guarantor agrees to keep so informed. Guarantor acknowledges that Payee has no obligation to provide Guarantor with any present or future information concerning the financial condition of Maker and changes in Maker’s or Guarantor’s financial condition shall not affect Guarantor’s obligations under this Guaranty. Guarantor has not relied on financial information furnished by Payee, and Guarantor will not do so in the future.

SECTION VI

REPRESENTATIONS AND WARRANTIES OF Guarantor

Guarantor represents and warrants to Payee as follows:

(a)  The execution, delivery, and performance by Guarantor of this Guaranty do not and will not (i) conflict with or contravene any law, rule, regulation, judgment, order, or decree of any government, governmental instrumentality, or court having jurisdiction over Guarantor or Guarantor’s activities or properties, (ii) conflict with, or result in any default under, any agreement or instrument of any kind to which Guarantor is a party, or by which Guarantor, or any of Guarantor’s properties, may be bound or affected, or (iii) require the consent, approval, order, authorization of, registration with, or the giving of notice to any United States governmental authority or other governmental authority, or any person or entity not a party to the Documents;

(b)  The execution, delivery, and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate action of Guarantor, do not require any shareholder approval, and do not contravene any provision of Guarantor’s articles of association or bylaws;

(c)  This Guaranty constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally, or by general principles of equity;

(d)  There is no action, litigation, or other proceeding pending, or, to Guarantor’s knowledge, threatened against Guarantor before any court, arbitrator, or administrative agency that may have a material adverse effect on the assets or the business or financial condition of Guarantor, or that would prevent, hinder, or jeopardize the performance by Guarantor of Guarantor’s obligations under this Guaranty;

(e)  Guarantor is familiar with all the covenants, terms, and conditions of the Agreement, the Note, and the other Documents; and

(f)  Guarantor is not party to any contract, agreement, indenture, or instrument, or subject to any restrictions that individually or in the aggregate reasonably would be expected to have a Material Adverse Effect, or that would in any material way jeopardize the ability of Guarantor to perform its obligations under this Guaranty.

The foregoing representations and warranties are ongoing in nature and shall remain in force and effect until Guarantor has satisfied fully (or has been relieved of) its obligations under this Guaranty.

SECTION VII

SUBORDINATION OF INDEBTEDNESS OF MAKER TO GUARANTOR

Any indebtedness of Maker now or hereafter owed to Guarantor hereby is subordinated to the indebtedness of Maker owed to Payee, including, but not limited to, the obligation of Maker to pay interest and other amounts that would accrue and become due under or in respect of the Note or any other Document but for the filing by Maker (or with respect to Maker) of a petition in bankruptcy, or the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (11 USC § 362(a)) (including, without limitation, Maker’s obligations to pay principal and interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities, and other payments related to or in respect of the Obligations contained in the Agreement). If Payee so requests, any or all indebtedness of Maker to Guarantor shall be collected, enforced, and received by Guarantor as trustee for Payee and shall be paid over to Payee on account of the Obligations, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

SECTION VIII

DURATION OF GUARANTY

This Guaranty will take effect on the date hereof without the necessity of any acceptance by Payee or any notice to Guarantor or to Maker, and will continue in full force and effect until such time that all of the Obligations shall have been fully and finally paid and satisfied. This Guaranty shall be reinstated automatically if any payment made in respect of the Obligations is reclaimed in a bankruptcy or receivership case or proceeding, until Payee is paid the reclaimed amount by Guarantor or another party and such amount is not subject to further reclamation.

SECTION IX

EVENTS OF DEFAULT; REMEDIES

9.1    Events of Default. The term “Event of Default,” whenever used in this Guaranty, means an Event of Default under the Note or the Security Agreement.

9.2    Effect of an Event of Default. Upon the occurrence and during the continuance of any Event of Default, the Obligations then, or at any time thereafter, at the option of Payee in accordance with the terms of the Note and the Security Agreement, immediately shall become due and payable without notice or demand, and Payee shall have an immediate right to pursue the remedies provided in this Guaranty.

9.3    Remedies. If an Event of Default occurs and is continuing, Payee shall have all rights and remedies provided by law including, but not limited to, the right of Payee to commence an action against Guarantor to recover any amount owed by Guarantor to Payee pursuant to the terms of this Guaranty. Guarantor hereby waives any notice of the occurrence of any Event of Default.

SECTION X

GENERAL PROVISIONS

10.1    Benefits of Agreement. Guarantor agrees that (a) this Guaranty shall inure to the benefit of and may be enforced by Payee (and Payee’s successors and assigns), and any subsequent holder of this Guaranty, the Note, and the other Documents, and (b) this Guaranty shall be binding upon and enforceable against Guarantor and Guarantor’s successors and permitted assigns, if any.

10.2    Assignment. Guarantor agrees that no assignment of its obligations under this Guaranty may be made without the prior, written consent of Payee at the time of such assignment (which consent may be withheld by Payee in Payee’s sole and absolute discretion). Subject to the terms of the Security Agreement, Payee may assign any or all of Payee’s rights and interests in and under this Guaranty, the Note, and the Security Agreement without the consent of Maker, Guarantor, or any other person or entity.

10.3    Governing Law. This Guaranty shall be construed according to the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

10.4    Entire Agreement; Merger. This Guaranty constitutes the entire understanding between Payee and Guarantor with respect to Guarantor’s agreement to guarantee payment of the Obligations. No course of prior dealing between or among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty. All prior and contemporaneous negotiations, understandings, and agreements between Guarantor and Payee with respect to the subject matter hereof are merged in this Guaranty.

10.5    Invalid Provisions. If any provision of this Guaranty is invalid, illegal, or unenforceable, such provision shall be considered severed from the rest of this Guaranty and the remaining provisions shall continue in full force and effect as if the invalid provision had not been included. This Guaranty may be changed, modified, or supplemented only by means of a written agreement signed by Guarantor and Payee at the time of such change, modification, or supplement.

10.6    Attorney Fees and Collection Expenses. If an Event of Default occurs, Payee shall be entitled to recover from Guarantor, upon demand, any reasonable out-of-pocket costs and expenses incurred in connection with the preservation of rights under, and enforcement of, this Guaranty and the other Documents, whether or not any lawsuit or arbitration proceeding is commenced, in all such cases including, without limitation, reasonable attorney fees and costs. Costs and expenses as referred to above shall include, without limitation, a reasonable hourly rate for collection personnel, whether employed in-house or otherwise, overhead costs as reasonably allocated to the collection effort, and all other reasonable out-of-pocket expenses actually incurred. Reasonable attorneys’ fees and costs shall include, without limitation, reasonable attorneys’ fees and costs incurred in connection with any bankruptcy case or other insolvency proceeding commenced by or against Maker, including all reasonable fees incurred in connection with (a) moving for relief from the automatic stay, to convert or dismiss the case or proceeding, or to appoint a trustee or examiner, or (b) proposing or opposing confirmation of a plan of reorganization or liquidation, in any case without regard to the identity of the prevailing party.

10.7    Consent to Jurisdiction and Venue. Guarantor hereby (a) irrevocably submits to the jurisdiction and venue of any state or federal court sitting in the State of Delaware, U.S.A., in any action or proceeding brought to enforce this Guaranty, or otherwise arising out of or relating to this Guaranty; (b) irrevocably waives to the fullest extent permitted by law any objection that Guarantor now or hereafter may have to the laying of venue in any such action or proceeding in any such forum; and (c) further irrevocably waives any claim that any such forum is an inconvenient forum. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, or in any other manner provided by law. Nothing in this Guaranty shall impair the right of Payee to bring any action or proceeding against Guarantor in any court of any other jurisdiction.

10.8    Waiver of Jury Trial. GUARANTOR HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY CLAIM IT HAS OR HEREAFTER MAY HAVE AGAINST PAYEE (INCLUDING CROSS-CLAIMS AND COUNTERCLAIMS), INCLUDING, BUT NOT LIMITED TO, ANY CLAIM ARISING UNDER, IN CONNECTION WITH, OR IN RELATION TO THIS GUARANTY.

10.9    Direct, Unconditional Obligation. GUARANTOR UNDERSTANDS THAT PAYEE DOES NOT HAVE TO PURSUE MAKER OR PURSUE ANY OTHER REMEDIES BEFORE DEMANDING PAYMENT FROM GUARANTOR. GUARANTOR FURTHER UNDERSTANDS THAT IT WILL HAVE TO PAY AMOUNTS DUE FROM VESTA EVEN IF MAKER OR ANY OTHER GUARANTOR OF THE OBLIGATIONS DOES NOT MAKE THE PAYMENTS OR OTHERWISE IS RELIEVED OF THE OBLIGATION TO MAKE PAYMENTS.

PLANT HEALTH CARE plc (“Guarantor”)

By

Name:

Title:

Exhibit D

Security Agreement

FORM OF
SECURITY AGREEMENT AND PATENT AND TRADEMARK
SECURITY AGREEMENT

This Security Agreement and Patent and Trademark Security Agreement (the “Security Agreement”) is entered into as of , 200 , between PLANT HEALTH CARE, INC., a Pennsylvania corporation (“Debtor”) and EDEN BIOSCIENCE CORPORATION, a Washington corporation (“Secured Party”).

RECITALS

A.    Pursuant to the terms of an Asset Purchase Agreement dated ________ __, 2006 (the “Agreement”) between Debtor and Secured Party, Secured Party is accepting from Debtor a Secured Promissory Note in the original principal amount of $1,000,000 (the “Note”) as a portion of the consideration paid pursuant to the Agreement. The Note, the Guaranty, this Security Agreement, and the Agreement, along with all amendments and modifications thereto, and all instruments delivered in connection therewith, are referred to as the “Documents.” Capitalized terms used in this Security Agreement that are not defined herein have the meanings assigned to those terms in the Agreement.

B.    One of the conditions precedent to the agreement of Secured Party to close the transactions contemplated by the Agreement is that Debtor execute this Security Agreement and thereby grant Secured Party a first priority security interest in certain personal property of Debtor acquired from Secured Party pursuant to the Agreement and described in paragraph 1 of this Security Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Debtor and Secured Party agree as follows:

AGREEMENT

1.    Security Agreement. Debtor hereby grants to Secured Party, on behalf of Secured Party, a security interest in the Collateral to secure the Obligations (as defined in the Guaranty) and agrees that Secured Party shall have the rights stated in this Security Agreement with respect to the Collateral, in addition to all other rights that Secured Party may have under applicable law and the other Documents. As used herein, the term “Collateral” means the following described property of Debtor, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

all of the “Equipment” and “Assigned Intellectual Property” as defined in the Agreement and all present and future right, title and interest of Debtor in and to that Exclusive License Agreement, dated as of May 1, 1995, between Secured Party and Cornell Research Foundation, as the same may be amended, modified, and the like from time to time (the “License”), solely to the extent permitted under such License, along with all proceeds (including insurance proceeds) of the same. In addition, the word “Collateral” includes all records and data relating to any of the property described above, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of Debtor’s right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

2.    Representations and Warranties. Debtor represents and warrants to Secured Party as follows:

(a)    The execution, delivery, and performance by Debtor of this Security Agreement do not and will not (i) conflict with or contravene any law, rule, regulation, judgment, order, or decree of any government, governmental instrumentality, or court having jurisdiction over Debtor or Debtor’s activities or properties, (ii) conflict with, or result in any default under, any agreement or instrument of any kind to which Debtor is a party, or by which Debtor, or any of Debtor’s properties, may be bound or affected (other than this Security Agreement), or (iii) require the consent, approval, order, authorization of, registration with, or the giving of notice to any United States governmental authority or other governmental authority, or any person or entity not a party to the Documents;

(b)    The execution, delivery, and performance by Debtor of this Security Agreement has been duly authorized by all necessary corporate action of Debtor, do not require any shareholder approval, and do not contravene any provision of Debtor’s articles of incorporation or bylaws;

(c)    This Security Agreement constitutes the legal, valid, and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity;

(d)    There is no action, litigation, or other proceeding pending, or, to Debtor’s knowledge, threatened against Debtor before any court, arbitrator, or administrative agency that may have a material adverse effect on the assets or the business or financial condition of Debtor, or that would prevent, hinder, or jeopardize the performance by Debtor of Debtor’s obligations under this Security Agreement, except for such actions disclosed on the Secured Parties Schedules to the Agreement;

(e)    Debtor is familiar with all the covenants, terms, and conditions of the Agreement, the Note and the Guaranty; and

(f)    Debtor is not party to any contract, agreement, indenture, or instrument, or subject to any restriction individually or in the aggregate that is reasonably likely to have a material adverse effect on Debtor’s financial condition or business, or that would in any way jeopardize the ability of Debtor to perform Debtor’s obligations under this Security Agreement.

The foregoing representations and warranties are on-going in nature and shall remain in force and effect until Debtor has satisfied fully (or has been relieved of) Debtor’s obligations under this Security Agreement.

3.    Perfection of Secured Party’s Security Interest. Debtor agrees to execute such financing statements and to take whatever other reasonable actions are requested by Secured Party to perfect and continue Secured Party’s first lien security interest in the Collateral. Debtor hereby appoints Secured Party as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue the security interest granted in this Security Agreement. In addition, Debtor hereby authorizes Secured Party at any time, and without further authorization from Debtor, to file a financing statement with respect to Debtor and the Collateral and to take such other lawful actions reasonably deemed necessary or desirable by Secured Party to perfect, or continue the perfection of, its security interest in the Collateral. Debtor will reimburse Secured Party for all expenses, up to $2,500, reasonably incurred in connection with the perfection and the continuation of the perfection of Secured Party’s security interest in the Collateral. This is a continuing Security Agreement and will continue in effect until all of the Obligations are indefeasibly satisfied in full.

4.    Patent and Trademark Filings. Secured Party is hereby authorized to file this Agreement, or a summary thereof, with the U.S. Patent and Trademark Office in order to evidence Secured Party’s rights in any Assigned Intellectual Property . Debtor hereby appoints Secured Party as its attorney-in-fact to execute, and agrees upon request to execute, such other and further documents as Secured Party may reasonably deem necessary in order to evidence such rights, including execution of summaries thereof by Secured Party in the name of Debtor.

5.    Transactions Involving Collateral. Except for accounts collected in the ordinary course of Debtor’s business or the disposition of assets, including used equipment, in the ordinary course of Debtor’s business, Debtor shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral in any manner not permitted by the Agreement. Debtor shall not pledge, mortgage, encumber, or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than the security interest provided for in this Security Agreement, without the prior written consent of Secured Party.

Notwithstanding the foregoing, Debtor may sell items of Equipment from time to time without Secured Party’s consent, subject to Debtor’s obligation to prepay the Note as set forth therein.

6.    Termination of Security Interest. At such time as all payment obligations under the Note have been satisfied in full, Secured Party shall execute and deliver to Debtor all deeds, assignments, termination statements and other instruments and to take such other actions as may be necessary or reasonably requested by Debtor to re-vest in Debtor full title to the Collateral, and Debtor hereby appoints Secured Party as its irrevocable attorney-in-fact from and after such time for the purpose of executing any such documents necessary to terminate the security interest granted herein.

7.    Title. Debtor shall defend the rights of Secured Party in the Collateral against the claims and demands of all other persons.

8.    Maintenance and Inspection of Collateral. Debtor shall maintain all tangible Collateral in substantially the same condition and repair (reasonable wear and tear excepted) as it was in when acquired from Secured Party pursuant to the Agreement. Debtor will not commit or permit damage to or destruction of any material part of the Collateral. Secured Party, and its designated representatives and agents, shall have the right to examine, inspect, and audit the Collateral wherever located in accordance with the Agreement. Debtor shall prosecute to completion all pending applications for intellectual property protection of the Assigned Intellectual Property, shall maintain in full force and effect all current registrations thereof, and shall protect and defend against all competing applications or registrations of intellectual property that may conflict therewith; provided that nothing herein shall require Debtor to prosecute or maintain any such applications in connection with Assigned Intellectual Property for which Debtor’s board of directors has determined in good faith that the loss or abandonment of such portion of the Assigned Intellectual Property would not have a material adverse effect on the value of the Collateral in the aggregate or on the ability of Debtor to perform Debtor’s obligations under this Security Agreement.

9.    Compliance With Governmental Requirements. Debtor shall comply promptly in all material respects with all laws, ordinances, and regulations of all governmental authorities applicable to the production, disposition, or use of the Collateral, unless the failure to do so reasonably would not be expected to have a Material Adverse Effect. Debtor may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Secured Party’s interest in the Collateral, in Secured Party’s reasonable opinion, is not materially jeopardized.

10.    Maintenance of Casualty Insurance. Debtor shall procure and maintain all risks insurance, including without limitation fire, theft, and liability coverage together with such other insurance as is customary in the industry with respect to the Collateral, in form, amounts, coverages, and basis as is customary in the industry and issued by a company or companies reasonably acceptable to Secured Party. Debtor, upon request of Secured Party, will deliver to Secured Party from time to time the policies or certificates of insurance in form reasonably satisfactory to Secured Party. Debtor also will make reasonable efforts to obtain stipulations that coverages will not be cancelled or diminished without at least ten days prior written notice to Secured Party and not including any disclaimer of the insurer’s liability for failure to give such a notice. In connection with all policies covering assets in which Secured Party holds a security interest, Debtor will provide Secured Party with such loss payable or other endorsements as Secured Party reasonably may require. If Debtor at any time fails to obtain or maintain any insurance as required under this Security Agreement, Secured Party may (but shall not be obligated to), after 30 days’ notice to Debtor, obtain such insurance as Secured Party deems appropriate, including if it so chooses “single interest insurance,” which will cover only Secured Party’s interest in the Collateral. Unless Debtor provides Secured Party with evidence of the insurance coverage as required herein, Secured Party may purchase insurance at Debtor’s expense to protect Secured Party’s interest. This insurance may, but need not, also protect Debtor’s interest. Debtor is responsible for the cost of any insurance purchased by Secured Party. The cost of this insurance may be added to the indebtedness secured hereunder.

11.    Application of Insurance Proceeds. Debtor promptly shall notify Secured Party of any loss or damage to any material portion of the Collateral. Secured Party may make proof of loss if Debtor fails to do so within 15 days of the casualty. All proceeds of any insurance on the Collateral, including accrued proceeds thereon, shall be part of the Collateral.

12.    Insurance Reports. Not more frequently than quarterly, upon the request of Secured Party, Debtor shall furnish to Secured Party reports on each existing policy of insurance covering any of the Collateral showing such information as Secured Party reasonably may request including the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the property insured; (e) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (f) the expiration date of the policy.

13.    Debtor’s Right to Possession. Until the occurrence of an Event of Default, Debtor shall have possession of the tangible personal property and beneficial use of all the Collateral and may use it in any lawful manner not inconsistent with this Security Agreement or the other Documents, provided that Debtor’s right to possession and beneficial use shall not apply to any Collateral where possession of the Collateral by Secured Party is required by law to perfect Secured Party’s security interest in such Collateral. If Secured Party at any time has possession of any Collateral, whether before or after an Event of Default, Secured Party shall exercise such reasonable care in the custody and preservation of the Collateral as Debtor shall request or as Secured Party would afford to its own property, but failure to honor any request by Debtor shall not of itself be deemed to be a failure to exercise reasonable care. Secured Party shall not be required to take any steps necessary to preserve any rights in the Collateral against prior secured parties, or to protect, preserve, or maintain any security interest given to secure the Collateral.

14.    Expenditures by Secured Party. If not discharged or paid when due, Secured Party may (but shall not be obligated to), after prior written notice to Debtor, discharge or pay any amounts required to be discharged or paid by Debtor under this Security Agreement, including without limitation all taxes, liens, security interests, encumbrances, and other claims at any time levied or placed on the Collateral. Secured Party also may (but shall not be obligated to) pay all costs for insuring, maintaining, and preserving the Collateral in accordance with the terms of this Security Agreement. All such expenditures incurred or paid by Secured Party for such purposes then will bear interest at the Default Rate from the date incurred or paid by Secured Party to the date of repayment by Debtor. All such expenses shall become a part of the Obligations and, at Secured Party’s option, will (a) be payable on demand, (b) be added to the balance of the Agreement and be apportioned among and be payable with any installment payments to become due during either (i) the term of any applicable insurance policy or (ii) the remaining term of the Agreement, or (c) be treated as a balloon payment that will be due and payable at the Agreement’s maturity. This Security Agreement also will secure payment of these amounts. Such right shall be in addition to all other rights and remedies to which Secured Party may be entitled upon the occurrence of an Event of Default.

15.    Events of Default. Each of the following shall constitute an Event of Default under this Security Agreement:

(a)    The occurrence of an Event of Default under the Note;

(b)    Any warranty, representation, or statement made or furnished to Secured Party by or on behalf of Debtor under this Security Agreement is false or misleading in any material respect, either now or at the time made or furnished; and

(c)    This Security Agreement, the Note or the Guaranty ceases to be in full force and effect (including the failure of any document by its terms to create a valid and perfected first priority security interest or lien in all or any portion of the Collateral) at any time and for any reason.

16.    Rights and Remedies on Default. If an Event of Default occurs under this Security Agreement, at any time thereafter, Secured Party shall have all the rights of a secured party under the Delaware Uniform Commercial Code. In addition and without limitation, Secured Party may exercise any one or more of the following rights and remedies:

(a)    Secured Party may declare the entire Obligations, including any prepayment charge that Debtor would be required to pay, immediately due and payable, following written notice to Debtor;

(b)    Secured Party may require Debtor to deliver to Secured Party all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral. Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party. Secured Party also shall have full power to enter upon the property of Debtor to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Security Agreement at the time of repossession, Debtor agrees that Secured Party may take such other goods, provided that Secured Party makes reasonable efforts to return them to Debtor after repossession;

(c)    Secured Party shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in its own name or that of Debtor. Secured Party may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will give Debtor reasonable notice of the time after which any private sale or any other intended disposition of the Collateral is to be made unless Debtor has signed, after an Event of Default occurs, a statement renouncing or modifying Debtor’s right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least ten days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including, without limitation, the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Obligations secured by this Security Agreement and shall be payable on demand, with interest at the rate applicable to Prime Rate Loans from the date of expenditure until repaid;

(d)    To the extent permitted by applicable law, Secured Party shall have the following rights and remedies regarding the appointment of a receiver: (i) Secured Party may have a receiver appointed as a matter of right, (ii) the receiver may be an employee of Secured Party and may serve without bond, and (iii) all fees of the receiver and his or her attorney shall become part of the Obligations secured by this Security Agreement and shall be payable on demand, with interest as set forth in the Note (including default interest), until repaid;

(e)    Secured Party, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Secured Party at any time in its discretion may transfer any Collateral into its own name or that of its nominee and receive the payments, rents, income, and revenues therefrom and hold the same as security for the Obligations or apply it to payment of the Obligations in such order of preference as Secured Party may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, chooses in action, or similar property, Secured Party may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize on the Collateral as Secured Party may determine. For these purposes, Secured Party may, on behalf of and in the name of Debtor, receive, open, and dispose of mail addressed to Debtor; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments, and items pertaining to payment, shipment, or storage of any Collateral. To facilitate collection, Secured Party may notify account debtors and obligors on any Collateral to make payments directly to Secured Party;

(f)    If Secured Party chooses to sell any or all of the Collateral and except as otherwise set forth in the Note, Secured Party may obtain a judgment against Debtor for any deficiency remaining on the Obligations due to Secured Party after application of all amounts received from the exercise of the rights provided in this Security Agreement. Debtor shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper;

(g)    Except as may be expressly set forth to the contrary in this Security Agreement, Secured Party shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, Secured Party shall have and may exercise any or all other rights and remedies it may have available at law, in equity, or otherwise; and

(h)    All of Secured Party’s rights and remedies, whether evidenced by this Security Agreement or the other Documents or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Secured Party to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Debtor under this Security Agreement, after Debtor’s failure to perform, shall not affect Secured Party’s right to declare a default and to exercise its remedies.

17.    Amendments and Waivers. No term, provision, or condition of this Security Agreement may be amended, waived, discharged, or terminated, except by a written instrument signed by Secured Party and, in the case of amendments, by Debtor.

18.    Entire Agreement. This Security Agreement and the other Documents set forth and constitute the entire agreement between Secured Party and Debtor with respect to the Obligations and the Collateral. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and have been set forth in this Security Agreement and in the other Documents, has been made between Secured Party and Debtor with respect to the Obligations or the Collateral.

19.    Applicable Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its choice of law principles.

20.    Expenses. Debtor agrees to pay upon demand all of Secured Party’s reasonable costs and expenses, including attorneys’ fees, incurred in connection with the enforcement of this Security Agreement, subject to the second to the last sentence of Section 3 of this Security Agreement. Secured Party may pay someone else to help enforce this Security Agreement, and Debtor shall pay the costs and expenses of such enforcement. Costs and expenses include Secured Party’s reasonable attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Debtor also shall pay all court costs and such additional fees as may be directed by the court.

21.    Jurisdiction. Debtor hereby irrevocably submits to the venue and jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Security Agreement. Debtor irrevocably waives to the fullest extent permitted by law any objection that Debtor now or hereafter may have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum. Debtor agrees that a final judgment in any such action or proceeding may be enforced in any other jurisdiction by suit on the judgment, or in any other manner provided by law. Nothing in this paragraph 21 of this Security Agreement shall impair the right of Secured Party to bring any action or proceeding hereunder in the courts of any other jurisdiction. In that regard, Debtor irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Debtor is organized, or sitting in any place where property or an office of Debtor is located.

22.    Caption Headings. Caption headings in this Security Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Security Agreement.

23.    Notices. All notices required to be given under this Security Agreement shall be given in the manner specified in the Agreement.

24.    Power of Attorney. Effective only during the continuance of an Event of Default, Debtor hereby appoints Secured Party as its true and lawful attorney-in-fact, irrevocably, with full power of substitution to do the following: (a) to demand, collect, receive, receipt for, sue and recover all sums of money or other property which may now or hereafter become due, owing or payable from the Collateral; (b) to execute, sign and endorse any and all claims, Instruments, receipts, checks, drafts or warrants issued in payment for the Collateral; (c) to settle or compromise any and all claims arising under the Collateral, and, in the place and stead of Debtor, to execute and deliver its release and settlement for the claim; and (d) to file any claim or claims or to take any action or institute or take part in any proceedings, either in its own name or in the name of Debtor, or otherwise, which in the discretion of Secured Party may seem to be necessary or advisable. This power is given as security for the Obligations, and the authority hereby conferred is and shall be irrevocable and shall remain in full force and effect until renounced by Secured Party.

25.    Severability. If a court of competent jurisdiction finds any provision of this Security Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity. However, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Security Agreement in all other respects shall remain valid and enforceable.

26.    Successor Interests. Subject to the limitations set forth above on transfer of the Collateral, this Security Agreement shall be binding upon and inure to the benefit of the parties, and their successors and assigns.

27.    Waiver. Secured Party shall not be deemed to have waived any rights under this Security Agreement unless such waiver is given in writing and signed by Secured Party. No delay or omission on the part of Secured Party in exercising any right shall operate as a waiver of such right or any other right. A waiver by Secured Party of a provision of this Security Agreement shall not prejudice or constitute a waiver of Secured Party’s right otherwise to demand strict compliance with that provision or any other provision of this Security Agreement. No prior waiver by Secured Party, nor any course of dealing between Secured Party and Debtor, shall constitute a waiver of any of Secured Party’s rights, or of any of Debtor’s obligations, as to any future transactions. Whenever the consent of Secured Party is required under this Security Agreement, the granting of such consent by Secured Party in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Secured Party.

28.    Statutory Notice. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW (IF AND TO THE EXTENT APPLICABLE).

PLANT HEALTH CARE, INC. (“Debtor”)	EDEN BIOSCIENCE CORPORATION (“Secured Party”)

By	By
Name:	Name:
Title:	Title: